Exhibit 10.34

Redacted Version

OBSIDIAN ENERGY LTD.

4.79% U.S.$12,000,000 Series EE Senior Guaranteed Notes due November 30, 2021

AMENDED AND RESTATED

NOTE PURCHASE AGREEMENT

DATED MARCH 27, 2020

(continued)

1.	BACKGROUND; AMENDMENTS AND RESTATEMENTS		1

	1.1	Background	1
	1.2	Amendments and Restatements	2

2.	SALE AND PURCHASE OF NOTES		3

3.	CLOSING		3

4.	CONDITIONS TO CLOSING		4

	4.1	Representations and Warranties	5
	4.2	Guarantees and Subordination Agreements	5
	4.3	Performance	5
	4.4	Compliance Certificates	6
	4.5	Opinions of Counsel	6
	4.6	Purchase Permitted By Applicable Law, Etc.	6
	4.7	Sale of Other Notes	7
	4.8	Payment of Special Counsel Fees	7
	4.9	Private Placement Number	7
	4.10	Changes in Corporate Structure	7
	4.11	Organizational Documents; Bank Agreements; Etc.	7
	4.12	Funding Instructions	7
	4.13	Proceedings and Documents	7

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8

	5.1	Organization; Power and Authority of the Company	8
	5.2	Authorization, Etc.	8
	5.3	Disclosure	9
	5.4	Organization and Ownership of Shares of Subsidiaries; Affiliates	9
	5.5	Financial Statements; Material Liabilities	10
	5.6	Compliance with Laws, Other Instruments, Etc.	10
	5.7	Governmental Authorizations, Etc.	10
	5.8	Litigation; Observance of Agreements, Statutes and Orders	11
	5.9	Taxes	11
	5.10	Title to Property; Leases	12
	5.11	Licenses, Permits, Etc.	12
	5.12	Compliance with ERISA; Non-U.S. Plans	12
	5.13	Private Offering by the Company	14
	5.14	Use of Proceeds; Margin Regulations	14
	5.15	Existing Indebtedness; Future Liens	14
	5.16	Foreign Assets Control Regulations, Etc.	15
	5.17	Status under Certain Statutes	16
	5.18	Environmental Matters	16
	5.19	Ranking of Obligations	17

6.	REPRESENTATIONS OF THE PURCHASERS		17

	6.1	Purchase for Investment	17
	6.2	Source of Funds (United States Purchasers)	18

i

(continued)

7.	INFORMATION AS TO THE COMPANY AND SUBSIDIARIES		19

	7.1	Financial and Business Information	19
	7.2	Officer’s Certificate	24
	7.3	Visitation	25
	7.4	Limitation on Disclosure Obligation	25

8.	PAYMENT AND PREPAYMENT OF THE NOTES		26

	8.1	Maturity	26
	8.2	Optional Prepayments with Make-Whole Amount	26
	8.3	Prepayment for Tax Reasons Without Make-Whole	26
	8.4	Allocation of Partial Prepayments	28
	8.5	Maturity; Surrender, Etc.	28
	8.6	Purchase of Notes	28
	8.7	Make-Whole Amount	28
	8.8	Prepayment Offer Without Make-Whole on Change in Control	30
	8.9	June 2020 Fees	31

9.	AFFIRMATIVE COVENANTS		31

	9.1	Compliance with Law	31
	9.2	Insurance	31
	9.3	Maintenance of Properties	32
	9.4	Payment of Taxes and Claims	32
	9.5	Legal Existence, Etc.	32
	9.6	Books and Records	32
	9.7	Priority of Obligations	33
	9.8	[Reserved]	33
	9.9	Designation of Restricted Subsidiaries	33
	9.10	Subsidiary Guarantees	34
	9.11	Subordination Agreements	35
	9.12	Matching Bank Facility Liens	35
	9.13	Partnership	36
	9.14	Ownership of the Company and Restricted Subsidiaries .	36
	9.15	Security Prior to Security Release Date	36
	9.16	Material Adverse Claims	38
	9.17	Protection of Security.	38
	9.18	[Reserved]	38
	9.19	Hedging Plan	38
	9.20	Most Favored Lender	39

10.	NEGATIVE COVENANTS		39

	10.1	Transactions with Affiliates	39
	10.2	Merger, Consolidation, Etc.	40
	10.3	Terrorism Sanctions Regulations	40
	10.4	Liens	40
	10.5 Consolidated Total Debt to Consolidated Total Capitalization		40

(continued)

	10.6	[Reserved]	40
	10.7	Priority Debt	40
	10.8	Restricted Subsidiary Ownership of Assets	41
	10.9	Line of Business	41
	10.10	Limitation on Distributions	41
	10.11	Sale of Assets	41
	10.12	Acquisitions	42
	10.13	No Acquisition of Petroleum and Natural Gas Rights	42
	10.14	Material Investments	42

11.	EVENTS OF DEFAULT		42

12.	REMEDIES ON DEFAULT, ETC.		46

	12.1	Acceleration	46
	12.2	Other Remedies	47
	12.3	Rescission.	47
	12.4	No Waivers or Election of Remedies, Expenses, Etc.	47

13.	TAX INDEMNIFICATION		47

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		50

	14.1	Registration of Notes	50
	14.2	Transfer and Exchange of Notes	51
	14.3	Replacement of Notes	51

15.	PAYMENTS ON NOTES		52

	15.1	Place of Payment	52
	15.2	Home Office Payment	52

16.	EXPENSES, ETC.		52

	16.1	Transaction Expenses	52
	16.2	Certain Taxes	53
	16.3	Survival	53

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		53

18.	AMENDMENT AND WAIVER		54

	18.1	Requirements	54
	18.2	Solicitation of Holders of Notes	54
	18.3	Binding Effect, Etc.	54
	18.4	Notes Held by Company, Etc.	55

(continued)

19.	NOTICES; ENGLISH LANGUAGE		55

20.	REPRODUCTION OF DOCUMENTS		56

21.	CONFIDENTIAL INFORMATION		56

22.	SUBSTITUTION OF PURCHASER		57

23.	MISCELLANEOUS		57

	23.1	Successors and Assigns	57
	23.2	Payments Due on Non-Business Days	58
	23.3	Accounting Terms	58
	23.4	Changes in GAAP.	58
	23.5	Severability	59
	23.6	Construction, Etc.	60
	23.7	Counterparts	60
	23.8	Governing Law	60
	23.9	Jurisdiction and Process; Waiver of Jury Trial	60
	23.10	Obligation to Make Payment in Applicable Currency	61
	23.11	Interest	62
	23.12	Changes to LMR	63

(continued)

Schedules and Exhibits

Schedule A	—	Purchaser Schedules
Schedule B	—	Defined Terms
Exhibit 1EE	—	Form of Series EE Senior Guaranteed Note
Exhibit 9.9	—	Form of Notice of Designation
Schedule 5.3	—	Additional Disclosure Materials
Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiaries
Schedule 5.5	—	Financial Statements
Schedule 5.15	—	Existing Indebtedness and Liens
Exhibit A	—	Operating JV Development Entities

v

OBSIDIAN ENERGY LTD.

SUITE 200, 207 - 9TH AVENUE S.W.

CALGARY, ALBERTA

T2P 1K3

4.79% U.S.$12,000,000 Series EE Senior Guaranteed Notes due November 30, 2021

March 27, 2020

To Each of the Purchasers Listed in

Schedule A Hereto:

Ladies and Gentlemen:

Obsidian Energy Ltd. (f/k/a Penn West Petroleum Ltd.), an Alberta corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each a “Purchaser” and collectively the “Purchasers”) as follows:

1.	BACKGROUND; AMENDMENTS AND RESTATEMENTS.

1.1	Background.

The Company is currently party to and the issuer of notes pursuant to that certain Note Purchase Agreement, dated as of November 30, 2011, as amended by that certain First Amending Agreement dated as of May 22, 2015, that certain Second Amending Agreement dated as of August 23, 2017, that certain Third Amending Amendment dated as of November 7, 2018 and that certain Fourth Amending Agreement dated as of March 6, 2019 (collectively, the “Original Note Agreement”), between the Company and the Purchasers identified therein.

Pursuant to the terms of the Original Note Agreement, the Company, among other things, issued and sold to certain Purchasers, and certain Purchasers purchased from the Company, (a) 3.64% Series CC Senior Guaranteed Notes in the original aggregate principal amount of U.S.$25,000,000 which matured on November 30, 2016 (the “Series CC Notes”), (b) 4.23% Series DD Senior Guaranteed Notes in the original aggregate principal amount of U.S.$12,000,000 which matured on November 30, 2018 (the “Series DD Notes”), (c) 4.79% Series EE Senior Guaranteed Notes in the original aggregate principal amount of U.S.$68,000,000 due November 30, 2021 (the “Original Series EE Notes”) and (d) 4.63% Series FF Senior Guaranteed Notes in the original aggregate principal amount of Cdn.$30,000,000 which matured on November 30, 2018 (the “Series FF Notes”). The current outstanding principal amount of the Original Series EE Notes is U.S.$12,000,000.

Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. For purposes of Sections 2, 3, 4, 5, 6 and 22, capitalized and other terms used therein have the meanings set forth in the Original Note Agreement.

1.2	Amendments and Restatements.

(a) Amendment and Restatement of Certain Agreements. Effective as of the Effective Date, this Agreement shall, and hereby does, amend, restate and replace in its entirety the Original Note Agreement which, as so amended and restated by this Agreement, continues in full force and effect without rescission or novation thereof. The parties hereto hereby acknowledge and agree that the amendments to the Original Note Agreement set forth herein could have been effected through an amendment or instrument amending such agreement, and for convenience, the parties have agreed to restate the terms and provisions of the Original Note Agreement, as amended hereby, pursuant to this Agreement. Effective as of the date hereof, all outstanding Original Series EE Notes, as amended and restated by this Agreement, will be outstanding under this Agreement.

(b) Amendment and Restatement of Certain Notes. Effective upon the date hereof, the Original Series EE Notes outstanding on such date are hereby, and shall be deemed to be, automatically and without any further action, amended and restated in their entirely in the form of Exhibit 1EE (as so amended and restated, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Series EE Notes” or the “Notes”); except that the date, registration number, principal amount and registered holder set forth in each Original Series EE Note shall remain the same; provided, however, that at the request of any holder of Series EE Notes, the Company shall execute and deliver a new Series EE Note or Series EE Notes in the form of such Exhibit 1EE in exchange for its Original Series EE Note(s), registered in the name of such holder of Notes, in the aggregate principal amount of the Series EE Notes owing to such holder of Notes in accordance with Section 14.2.

(c) Representations and Warranties. For the avoidance of doubt, the representations and warranties set forth in Sections 5 and 6 were made as of November 30, 2011.

(d) Conditions to Effectiveness. This Agreement shall become effective as of the date on which all of the following conditions precedent have been satisfied in full (the “Effective Date”):

(i) Amendment to Bank Facility. The Company shall deliver to each holder of Notes a fully executed copy of an amendment to the Bank Facility, effective as of March 27, 2020, and such amendment shall be in form and substance satisfactory to the holders and shall be in full force and effect.

(ii) Amendment to Intercreditor Agreement. The holders of Notes shall have received a fully executed copy of an amendment to the Intercreditor Agreement, effective as of March 27, 2020, and such amendment shall be in form and substance satisfactory to the holders and shall be in full force and effect.

(iii) Amendment to Other Note Agreements. The holders of Notes shall have received a fully executed copy of the amendment and restatement of each Other Note Agreement, effective as of the Effective Date, each of which shall be consistent with the amendments as set forth herein, and shall be in form and substance satisfactory to the holders and shall be in full force and effect.

(iv) Amendment to Lease. The Company shall have entered into definitive documentation with its landlord, Degi Homburg Harris Limited Partnership (together with its successors and assigns, the “Landlord”), in respect of: (A) a reduction of the net rent payable under the amended and restated lease agreement dated as of April 15, 2008 between the Company and the Landlord (as amended and supplemented to the date hereof, the “Office Lease”) to an aggregate amount not to exceed (x) Cdn.$10,000,000 per annum for the period commencing February 1, 2020 through and including December 31, 2024 and (y) Cdn.$833,333 in the 2025 calendar year; and (B) an agreement whereby the Company shall not have any liability in respect of the existing subleases of the space subject to the Office Lease, such definitive documentation to be in form and substance satisfactory to the holders in their sole and absolute discretion, and the holders shall have received an officer’s certificate of the Company attaching certified true and complete copies of such definitive documentation.

(v) Payment of Fees. The Company shall have paid all fees, expenses, disbursements and retainers of Akin Gump Strauss Hauer & Feld LLP and the Financial Advisor invoiced on or prior to the date hereof. Without limiting the Company’s obligation to pay such amounts in accordance with such agreements, the Company acknowledges and agrees that any fees and expenses arising under such agreements shall form part of the Obligations and shall be secured by the Security.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and of the series specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

3.	CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Macleod Dixon LLP, 3700, 400 - 3rd Avenue S.W. at 8:00 A.M., Calgary, Alberta time, at a closing (the “Closing”) on November 30, 2011. At the Closing the Company will deliver to each Purchaser the Notes of the series to be purchased by such Purchaser in the form of a single Note of such series (or such greater number of Notes in denominations of at least U.S.$100,000 and Cdn.$100,000, as applicable, as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company:

(a) in the case of the Series CC Notes, the Series DD Notes and the Original Series EE Notes (being U.S. dollars):

Financial Institution:	CIBC Place
Bankers Hall, 309 8th Ave SW
Calgary, AB T2P 2P2
(403) 974-1021

Account Information:	Penn West Petroleum Ltd.
200, 207 – 9th Avenue SW
Calgary Alberta Canada T2P 1K3
Bank Number: 0010
Branch Number: 00009
Account Number: 0474517
SWIFT Code: CIBCCATT

Intermediary Bank:	Bank of America
New York, New York
SWIFT Code: BOFAUS3N
ABA: 026-009-593

(b) in the case of the Series FF Notes (being Canadian dollars):

Financial Institution:	CIBC Place
Bankers Hall, 309 8th Ave SW
Calgary, AB T2P 2P2
(403) 974-1021

Account Information:	Penn West Petroleum Ltd.
200, 207 – 9th Avenue SW
Calgary, Alberta Canada T2P 1K3
Bank Number: 0010
Branch Number: 00009
Account Number: 9075410
SWIFT Code: CIBCCATT

If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

4.1	Representations and Warranties.

The representations and warranties of the Company and each Restricted Subsidiary in each Financing Agreement to which it is a party shall be correct when made and at the time of the Closing.

4.2	Guarantees and Subordination Agreements.

(a) Each of the following Subsidiaries of the Company shall have executed and delivered to such Purchaser the Subsidiary Guarantee:

(i) Trocana;

(ii) the Partnership;

(iii) PROP LP;

(iv) PROP;

(v) PWSC;

(vi) the NH Partnership;

(vii) Sifton; and

(viii) Santiago.

(b) The Company and each of the Restricted Subsidiaries that has provided a Subordination Agreement as a subordinated creditor under the Bank Facility, and the Company and each of the Restricted Subsidiaries that has provided a Subordination Agreement as a debtor under the Bank Facility, shall have executed and delivered to such Purchaser the Subordination Agreement as “Subordinated Creditor” and as “Debtor”, respectively, thereunder. As of the date hereof, the Restricted Subsidiaries that have provided Subordination Agreements under the Bank Facility are Trocana, the Partnership, PROP LP, PROP, PWSC, the NH Partnership, Sifton and Santiago.

(c) The trustee under the Canetic Debenture Indenture and for any other Convertible Debenture and the holder of any Subordinated Debt shall have executed and delivered to such Purchaser a confirmation of subordination agreement in favor of such Purchaser in respect of the Canetic Convertible Debenture, such other Convertible Debentures and such Subordinated Debt.

4.3	Performance.

The Company and each Restricted Subsidiary shall have performed and complied with all agreements and conditions contained in the Financing Agreements required to be performed or complied with by it prior to or at Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. None of the Company or any Subsidiary shall have entered into any transaction since December 30, 2010 that would have been prohibited by Sections 10.1, 10.10 or 10.11 had such Sections applied since such date.

4.4	Compliance Certificates.

(a) Company Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.3 and 4.10 have been fulfilled.

(b) Other Officers’ Certificate. The Company shall have delivered to such Purchaser a certificate of (i) an officer of the Company, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to its authorization, execution and delivery of the Financing Agreements, and (ii) an officer of each Restricted Subsidiary, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to its authorization, execution and delivery of the Financing Agreements, as applicable.

4.5	Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Dorsey & Whitney LLP, United States of America counsel for the Company, and Burnet, Duckworth & Palmer LLP, Canadian counsel for the Company, substantially in the respective forms set forth in Exhibits 4.5(a)(i) and 4.5(a)(ii) to the Original Note Agreement and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers) and (b) from Macleod Dixon LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.5(b) to the Original Note Agreement and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.6	Purchase Permitted By Applicable Law, Etc.

On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable Laws or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable Laws or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.7	Sale of Other Notes.

Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

4.8	Payment of Special Counsel Fees.

Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.5 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.9	Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each series of Notes.

4.10	Changes in Corporate Structure.

None of the Company or any Restricted Subsidiary shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any amalgamation, merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5, other than as outlined in Schedule 5.4.

4.11	Organizational Documents; Bank Agreements; Etc.

The documents establishing the Partnership, PROP LP and the NH Partnership and the documents relating to the Bank Facility, the Note Agreement (2007), the Note Agreement (2008-A), the Note Agreement (2008-B), the Note Agreement (2009), the Note Agreement (2010- A) and the Note Agreement (2010-B) shall be satisfactory to such Purchaser acting reasonably, and such Purchaser shall have received all such certified copies of such documents as it may reasonably request.

4.12	Funding Instructions.

At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

4.13	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser acting reasonably, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

5.1	Organization; Power and Authority of the Company.

The Company is a corporation duly organized, validly existing and in good standing under the laws of Alberta, and is duly qualified as a foreign corporation and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Agreements executed by it and to perform the provisions hereof and thereof.

5.2	Authorization, Etc.

(a) The Financing Agreements to which the Company is a party have been duly authorized by all necessary corporate action, and constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The Financing Agreements to which each of Trocana, PROP, PWSC, Sifton and Santiago is a party have been duly authorized by all necessary corporate action, and constitute a legal, valid and binding obligation of each of Trocana , PROP, PWSC, Sifton and Santiago, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) The Financing Agreements to which each of the Partnership, PROP LP and the NH Partnership, as applicable, is a party have been duly authorized by all necessary partnership action, and constitute a legal, valid and binding obligation of each, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Pursuant to the Partnership Agreement, the Company, as the managing partner of the Partnership, is duly authorized to execute and deliver contracts and agreements on behalf of the Partnership, including the Financing Agreements to which it is a party. Pursuant to the PROP LP Partnership Agreement, the Company, as the general partner of PROP LP, is duly authorized to execute and deliver contracts and agreements on behalf of PROP LP, including the Financing Agreements to which it is a party. Pursuant to the NH Partnership Agreement, PWSC, as the managing partner of the NH Partnership, is duly authorized to execute and deliver contracts and agreements on behalf of the NH Partnership, including the Financing Agreements to which it is a party.

5.3	Disclosure.

This Agreement and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement and such documents, certificates or other writings and financial statements delivered to each Purchaser prior to October 31, 2011 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents and except for changes in general economic conditions, since September 30, 2011 there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

5.4	Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by the Company and each Subsidiary, and (ii) of the Company’s Affiliates, other than Subsidiaries.

(b) All of the outstanding shares of capital stock or similar Equity Interests of each Restricted Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or its Restricted Subsidiaries free and clear of any Lien.

(c) Each Restricted Subsidiary identified in Schedule 5.4 is a corporation or partnership duly created or organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, foreign partnership or other legal entity and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary of the Company is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or its Subsidiaries that owns outstanding shares of capital stock or similar Equity Interests of such Subsidiary.

5.5	Financial Statements; Material Liabilities.

The Company has delivered to each Purchaser a copy of the consolidated financial statements of the Company listed on Schedule 5.5. The consolidated financial statements (including the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company as of the respective dates specified in such Schedule and the consolidated results of its operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company does not have any Material liabilities that are not disclosed on such consolidated financial statements or otherwise disclosed in the Disclosure Documents.

5.6	Compliance with Laws, Other Instruments, Etc.

The execution, delivery and performance by the Company and its Restricted Subsidiaries of the Financing Agreements to which each is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum and articles of association, regulations or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Restricted Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7	Governmental Authorizations, Etc.

No consent, approval or authorization of, or (subject to Section 9.8 of the Original Note Agreement) registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company, and its Restricted Subsidiaries of the Financing Agreements to which each is a party including, without limitation, any thereof required in connection with the obtaining of U.S. dollars to make payments under any such Financing Agreement and the payment of such U.S. dollars to Persons resident in the United States of America. It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in Alberta of the Financing Agreements that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

5.8	Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company and its Restricted Subsidiaries, threatened against or affecting the Company or any Restricted Subsidiary or any property of the Company or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) None of the Company or any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable Law, ordinance, rule or regulation (including, without limitation, Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9	Taxes.

(a) The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. None of the Company or any Subsidiary knows of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, provincial or other taxes for all fiscal periods are adequate.

(b) As of the date of Closing, the Company and each Subsidiary Guarantor is permitted to make all payments of interest on, or in respect of, the principal amount of the Notes and interest on such interest, Make-Whole Amounts, if applicable, and interest thereon, and the principal amount of the Notes (in each case, a “Payment”) to a holder free and clear of and without deduction for or on account of any Taxes imposed by Canada, Alberta or any other applicable Governmental Authority in any jurisdiction in which the Company or such Subsidiary Guarantor carries on business or from which Payments are made, or by any taxing authority thereof (collectively, “Imposed Taxes”), and any such amounts as are owing or payable or which become owing or payable by and are paid to a holder will not presently be subject to any Imposed Taxes imposed, levied, assessed or collected by Canada, Alberta or any other such applicable Governmental Authority, provided in both cases that as of the time of such Payment:

(i) such holder does not use the Notes in, or hold the Notes in the course of, carrying on business in Canada, and is not deemed to use the Notes in connection with a business carried on in Canada for the purposes of the Tax Act, and if such holder carries on an insurance business in Canada and elsewhere, it establishes that the debt evidenced by the Note is neither “designated insurance property” (as defined in subsection 138(12) of the Tax Act and Regulation 2401(1), as amended or substituted from time to time), nor effectively connected with the insurance business it carries on in Canada, and

(ii) the holder deals at arm’s length with the Company for the purposes of the Tax Act.

5.10	Title to Property; Leases.

Except for defects in title that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Company and its Restricted Subsidiaries have good title to their respective properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11	Licenses, Permits, Etc.

(a) The Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b) To the best knowledge of the Company and its Restricted Subsidiaries, no product of the Company or its Restricted Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of the Company and its Restricted Subsidiaries, there is no Material violation by any Person of any right of the Company or its Restricted Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or its Subsidiaries.

5.12	Compliance with ERISA; Non-U.S. Plans.

(a) To the extent applicable, the Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable Laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. None of the Company or any ERISA Affiliate has incurred any liability (other than benefit liabilities) pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) To the extent applicable, the present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than U.S.$5,000,000 in the case of any single Plan and by more than U.S.$10,000,000 in the aggregate for all Plans. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by more than U.S.$5,000,000. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) To the extent applicable, the Company and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan.

(d) To the extent applicable, the expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year (being in the case of the fiscal year ended December 31, 2010, the fiscal year ended on such date of the Company’s predecessor, Penn West Energy Trust) in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f) All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable Laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

5.13	Private Offering by the Company.

(a) Neither the Company nor anyone acting on its behalf has offered or will offer the Notes or any securities similar to the Notes for sale to, or has solicited or will solicit any offer to buy any of the same from, or has otherwise approached or negotiated or will approach or negotiate in respect thereof with, any person other than the Purchasers and other Institutional Accredited Investors totaling in aggregate not more than 55 Institutional Accredited Investors, each of which has been and will be offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

(b) In the case of each offer or sale of the Notes, no form of general solicitation or general advertising was used by the Company or anyone acting on its behalf, including, without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or on the internet or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(c) No securities convertible into or similar to the Notes have been offered or sold by the Company or anyone acting on its behalf within the six-month period immediately prior to the date hereof.

5.14 Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes to repay outstanding indebtedness under the Bank Facility (but not, unless the Company otherwise determines, permanently reduce the amounts available thereunder), and for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute any of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute any of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15	Existing Indebtedness; Future Liens.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries which forms part of Consolidated Total Debt as of November 24, 2011 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guarantee thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of such Indebtedness of the Company or its Subsidiaries. None of the Company or any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary which forms part of Consolidated Total Debt and no event or condition exists with respect to any such Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, none of the Company or any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.4.

(c) None of the Company or any Restricted Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Restricted Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company or any Restricted Subsidiary except as specifically indicated in Schedule 5.15.

(d) The obligations of the issuers of the Canetic Convertible Indentures have been assumed by, and form obligations only of, the Company.

5.16 Foreign Assets Control Regulations, Etc.

(a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or knowingly acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).

(b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Controlled Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(c) To the Company’s actual knowledge, neither the Company nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking or terrorist-related activities (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable Anti-Money Laundering Laws.

(d) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of applicable Law. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable anti-corruption laws and regulations.

(e) Neither the Company nor any Controlled Entity is (i) a Person described or designated under the provisions of the Special Economic Measures Act (Canada) or the United Nations Act (Canada), or any associated regulations (each a “Canadian Sanctions Designated Person”), or (ii) knowingly engages in any dealings or transactions with any Canadian Sanctions Designated Person.

5.17 Status under Certain Statutes.

None of the Company or any Subsidiary is registered or required to be registered under the United States Investment Company Act of 1940, as amended, or subject to regulation under the United States ICC Termination Act of 1995, as amended, or the United States Federal Power Act, as amended.

5.18 Environmental Matters.

(a) None of the Company or any Restricted Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or its Restricted Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) None of the Company or any Restricted Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) None of the Company or any Restricted Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d) All buildings on all real properties now owned, leased or operated by the Company or any Restricted Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19 Ranking of Obligations.

The Company’s payment obligations under this Agreement and the Notes will, upon issuance of the Notes, rank pari passu, without preference or priority, with its obligations under the Bank Facility, the Note Agreement (2007), the Note Agreement (2008-A), the Note Agreement (2008-B), the Note Agreement (2009), the Note Agreement (2010-A) and the Note Agreement (2010-B) and with all other unsecured and unsubordinated Indebtedness of the Company. Each Subsidiary Guarantor’s payment obligations under its Subsidiary Guarantee will, upon issuance thereof, rank pari passu, without preference or priority, with its obligations in respect of the Bank Facility, the Note Agreement (2007), the Note Agreement (2008-A), the Note Agreement (2008-B), the Note Agreement (2009), the Note Agreement (2010-A) and the Note Agreement (2010-B), and with all other unsecured and unsubordinated Indebtedness of such Subsidiary Guarantor.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1 Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes as principal for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds on behalf of which its purchase is deemed to be as principal under applicable securities legislation in Canada, for investment purposes, and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that (i) the distribution of the Notes has not been qualified by a prospectus under Canadian federal or provincial securities laws and may be transferred or resold (including by pledge or hypothecation) in Canada only in compliance with applicable Canadian federal and provincial securities laws, and that the Company is not required to qualify their distribution in Canada and (ii) the Notes have not been registered under the Securities Act, and may not be reoffered, resold, pledged or otherwise transferred, directly or indirectly, except in transactions exempt from or not subject to the registration requirements of the Securities Act and all applicable state securities or “blue sky” laws. Each Purchaser has been advised to consult its own legal advisors with respect to applicable re-sale restrictions and it will comply with all applicable securities legislation concerning any re-sale of the Notes. Each Purchaser is knowledgeable, sophisticated and experienced in business and financial matters; it has previously invested in securities similar to the Notes (but issued by other Persons); and it (or, if it is purchasing for a managed account, such account on behalf of which such Purchaser is acting) is able to bear the economic risk of its investment in the Notes and is presently able to afford the complete loss of such investment. Each Purchaser (and, if it is purchasing for a managed account, such account on behalf of which such Purchaser is acting) is an “accredited investor” as such term is defined in National Instrument 45-106 and an Institutional Accredited Investor, and the Purchaser acknowledges it has been afforded sufficient access to information about the Company and its Subsidiaries and their financial condition and business sufficient to enable it to evaluate its investment in the Notes.

Each Purchaser understands and acknowledges that the Notes will be “restricted securities” within the meaning of Rule 144 under the Securities Act and that the Notes shall bear a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND HAS NOT BEEN QUALIFIED UNDER ANY APPLICABLE CANADIAN SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE U.S. FEDERAL AND STATE SECURITIES LAWS, CANADIAN SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM. UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER NOVEMBER 30, 2011.

6.2 Source of Funds (United States Purchasers).

Each Purchaser of a Series CC Note, a Series DD Note and a Series EE Note severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by it hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no Person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans each of whose interests in such investment fund when combined with the investment in the investment fund of other plans maintained by the same employer or employee organization exceed 10% of the assets of the investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO THE COMPANY AND SUBSIDIARIES.

7.1 Financial and Business Information.

The Company shall (x) deliver to each holder of Notes that is an Institutional Investor (except as otherwise provided below) (and for purposes of Sections 7.1(l), (m), (n), (o) and (p) shall deliver to the holders’ legal counsel and Financial Advisor) (and the information required by this Section 7.1 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof) and (y) in the case of Sections 7.1(m), (n) and (o), take the actions therein specified:

(a) Interim Statements – promptly after the same are available and in any event within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

  (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such period, and

  (ii) consolidated statements of income and retained earnings, and of cash flows, of the Company and its Subsidiaries, for such period and for the portion of the fiscal year ending with such quarter,

setting forth in each case in comparative form the figures for the corresponding period in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to interim financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the Company and its Subsidiaries and their results of operations and cash flows, subject to changes resulting from year-end adjustments provided that the Company shall be deemed to have made such delivery of such financial information if it shall have timely made such financial information available on “SEDAR” (at the date of this Agreement located on the worldwide web at: https://www.sedar.com) and on its home page on the worldwide web (at the date of this Agreement located at: https://www.obsidianenergy.com) and shall have given each Purchaser prior notice (in accordance with the requirements of Section 19) of such availability on SEDAR and on its home page specifically in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”) and such certification is in accordance with National Instrument 52-109 (Certification of Disclosure in Issuers’ Annual and Interim Filings as adopted by the Canadian Securities Administrators);

(b) Annual Statements – promptly after the same are available and in any event within 120 days after the end of each fiscal year of the Company, duplicate copies of:

  (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

  (ii) consolidated statements of income and retained earnings, and of cash flows, of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized international standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances (provided that the Company may make any delivery under clauses (i) or (ii) by Electronic Delivery);

(c) Alberta Securities Commission and Other Reports – promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice or proxy statement or similar document sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing, borrowing availability, extensions and waivers and amendments) or to its public securities holders generally, (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with any securities regulatory authority or securities exchange, including the Alberta Securities Commission or the United States Securities and Exchange Commission or any similar Governmental Authority or securities exchange and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material and (iii) any amendment to, waiver or consent under, or other material notice received or delivered under the Bank Facility, including, without limitation, any notice of any changes to the covenant relief period thereunder (provided that the Company may make any delivery under clauses (i), (ii) or (iii) by Electronic Delivery);

(d) Notice of Default or Event of Default – promptly and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company or any Restricted Subsidiary is taking or proposes to take with respect thereto;

(e) Employee Benefit Matters – promptly and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

  (i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

  (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

  (iii) any event, transaction or condition that could result in the incurrence of any liability (other than benefit liabilities) by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

  (iv) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(f) Notices from Governmental Authority – promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g) Reserve Reports – within 90 days after the end of each fiscal year of the Company, a copy of the Reserve Report with an effective date not earlier than December 31 of such fiscal year;

(h) Annual and Semi-Annual Budgets – within 90 days after the end of each fiscal year of the Company, a copy of the Company’s consolidated annual operating and capital budgets for the then current fiscal year (including capital expenditures) prepared by management which, in scope and substance, is substantially similar to such annual budgets previously provided to each holder of Notes (each, an “Annual Budget”);

(i) Resignation or Replacement of Auditors – within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request;

(j) Changes to Hedging Plan – notice of any material changes to (i) the Hedging Plan or (ii) the Company’s hedging policy adopted by its board of directors and in effect from time to time, within 5 days after such change is made or occurs;

(k) Name Changes – not less than 15 days’ prior written notice (or such shorter period as the Required Holders may agree) of any change to the legal name of the Company or any Subsidiary Guarantor or the jurisdictions in which the Company or any Subsidiary Guarantor carries on business or owns any material assets from those set out in Schedule B to the First Amending Agreement;

(l) Cash Flow Projections – beginning on April 2, 2020, and on each Thursday thereafter, by no later than 5:00 p.m. (Calgary time) on each such Thursday, an Updated Cash Flow Projection for the period commencing at the end of the Friday of the prior week through and including 15 weeks thereafter together with a written summary of any changes to the preceding Updated Cash Flow Projection;

(m) Potential Transaction Counterparties – the Company will, and will cause its non-legal advisors (including the Company’s financial advisor) to, provide:

  (i) regular weekly updates to the holders, the holder’s legal counsel and the Financial Advisor with respect to the sale and recapitalization process being undertaken by advisors on behalf of the Obsidian Parties, including updates in a timely manner with respect to prospective parties interested in a potential transaction involving the Obsidian Parties or any of their assets (each, a “Potential Transaction Counterparty”) identified by the Company or such advisors, material developments with respect to any transaction with any such Potential Transaction Counterparty, and a summary of the material terms of any written proposal received; and

  (ii) to the holders of Notes, the holders’ legal counsel and the Financial Advisor draft copies of all materials prepared for distribution to Potential Transaction Counterparties prior to such distribution, including any invitation or “teaser” letter, confidential information memorandum or management presentation;

(n) Monthly Meeting – without derogating from, limiting or otherwise affecting in any manner Section 7.1(m), the Company will, and will cause its chief executive officer and chief financial officer and the Company’s advisors (including, for certainty, its financial advisor), to offer a formal meeting (either in person or by telephone) with all of the holders, the holders’ legal counsel and the Financial Advisor on the 15th day of each calendar month commencing April 2020 and ending June 2020, inclusive, with respect to the sale and recapitalization process being undertaken by the Company and its advisors with respect to the Obsidian Parties or any of their assets, and if such offer is accepted by the holders, the Company will, and will cause its advisors, to conduct the same, as aforesaid;

(o) Discussion of Updated Cash Flow Projections – if requested by the holders, the Company will, and will cause each of its Subsidiaries to, participate on weekly conference calls with the holders, the holders’ legal counsel, the Financial Advisor and any non-legal advisors, to discuss the Updated Cash Flow Projection, the Company’s current and projected operational performance, and any related financial matters;

(p) Transaction Materials – (i) for prior review and comment by the holders’ legal counsel and the Financial Advisor, copies of any proposed written reports, summaries and other materials to be provided to the holders pursuant to Section 7.1(m)(i) above; (ii) promptly, and in a timely manner, updates with respect to the sale and recapitalization process, including the identity of any Potential Transaction Counterparties and details of any written proposals received (which identities shall not be shared with the holders and which other information may only be shared with the holders on a summary basis); and (iii) promptly upon and in any event within 3 Business Days of any Obsidian Party’s receipt of the same (but subject to the terms of the proviso below) true and complete copies of each:

  (i) non-binding letter of intent for the purchase of property and assets of the Obsidian Parties;

  (ii) indicative non-binding term sheet in respect of financing commitments for debt and/or equity financing in favor of the Obsidian Parties;

(iii) definitive purchase and sale agreement for property and assets of the Obsidian Parties; and

(iv) financing commitment for debt and/or equity financing in favor of the Obsidian Parties,

provided that, if any Person delivering to one or more of the Obsidian Parties any non-binding letter of intent or non-binding term sheet pursuant to clause (i) or (ii) above has conditioned or otherwise restricted delivery of the same, or pursuant to the provisions of the same, there is a restriction or other prohibition that it may not be distributed to the holders’ legal counsel and the Financial Advisor or that its distribution is otherwise restricted or prohibited such that it cannot be distributed to the holders’ legal counsel and the Financial Advisor (including, for certainty, any information relating to the identity of Potential Transaction Counterparties and the details of bids) such that the Company cannot satisfy the foregoing provisions of this Section 7.1(p), then the Company shall promptly, and in any event within 5 Business Days of any Obsidian Party’s receipt of the same, give written notice of such conditions, restrictions and/or prohibitions to the holders, the holders’ legal counsel and the Financial Advisor and deliver to the holders’ legal counsel and the Financial Advisor a summary summarizing in detail as much information regarding the same as possible and, thereafter, the Company shall use commercially reasonable efforts to obtain the consent of the person delivering the same so that the same can thereafter, and as promptly as possible, be distributed to the holders’ legal counsel and the Financial Advisor;

(q) Notices from Lenders – within two Business Days of receipt thereof, a copy of any notice from a Lender relating to the termination of the Revolving Period (as defined in the Bank Facility); and

(r) Requested Information – with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or its Restricted Subsidiaries or relating to their ability to perform their respective obligations under any Financing Agreement as from time to time may be reasonably requested by any such holder of Notes that is an Institutional Investor, including information readily available to the Company or any Restricted Subsidiary explaining the Company’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes.

7.2 Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate and reasonably concurrent delivery of such certificate to each holder of Notes):

(a) Covenant Compliance – the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.5, 10.7, 10.8, 10.12 and 10.13 during the interim or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default – a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the interim or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company or any Restricted Subsidiary shall have taken or proposes to take with respect thereto.

7.3 Visitation.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default – if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries with the Company’s officers/management, and (with the consent of the Company, which consent will not be unreasonably withheld) the Company’s independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and its Restricted Subsidiaries, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default – if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company and its Restricted Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company, on its own behalf and on behalf of its Restricted Subsidiaries, authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries), all at such times and as often as may be requested in writing.

7.4 Limitation on Disclosure Obligation.

The Company shall not be required to disclose the following information pursuant to Section 7.1(c), 7.1(r) or 7.3:

(a) information that the Company determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, it would be prohibited from disclosing by applicable Laws or regulations without making public disclosure thereof; or

(b) information that, notwithstanding the confidentiality requirements of Section 21, the Company is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon the Company and not entered into in contemplation of this clause (b), provided that the Company shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information and provided further that the Company has received a written opinion of counsel confirming that disclosure of such information without consent from such other contractual party would constitute a breach of such agreement.

Promptly after a request therefor from any holder of Notes that is an Institutional Investor, the Company will provide such holder with a written opinion of counsel (which may be addressed to the Company) relied upon as to any requested information that the Company is prohibited from disclosing to such holder under circumstances described in this Section 7.4.

8.	PAYMENT AND PREPAYMENT OF THE NOTES.

8.1 Maturity.

As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.

8.2 Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Series EE Notes, in an amount not less than 10% of the aggregate principal amount of the Series EE Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Series EE Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of the Series EE Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series EE Notes to be prepaid on such date, the principal amount of each Series EE Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Series EE Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series

EE Notes a certificate of a Senior Financial Officer specifying the calculation of such Series EE Make-Whole Amount as of the specified prepayment date.

8.3 Prepayment for Tax Reasons Without Make-Whole.

If at any time as a result of a Change in Tax Law (as defined below) the Company is or becomes obligated to make any Additional Payments (as defined below) in respect of any payment of interest on account of any of the Notes in an aggregate amount for all affected Notes equal to 5% or more of the aggregate amount of such interest payment on account of all of the affected Notes, the Company may give the holders of all affected Notes irrevocable written notice (each, a “Tax Prepayment Notice”) of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than 30 days nor more than 60 days after the date of such notice) and the circumstances giving rise to the obligation of the Company to make any Additional Payments and the amount thereof and offering to prepay all of the affected Notes on the date of such prepayment at 100% of the principal amount so prepaid together with interest accrued thereon to the date of such prepayment. Each holder of an affected Note that wishes to accept such prepayment in respect of all or any of the affected Notes held by it shall give written notice to that effect to the Company no more than 20 days after receipt of the Tax Prepayment Notice (each, a “Tax Prepayment Acceptance Notice”). The form of Tax Prepayment Acceptance Notice and a description in reasonable detail of the nature and date of the Change in Tax Law shall accompany the Tax Prepayment Notice. Failure to give a Tax Prepayment Acceptance Notice with respect to any affected Note within such 20 day period shall be deemed to be a rejection of the prepayment of such affected Note or affected Notes held by such holder, and shall operate as a permanent waiver of such holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note or Notes (but not of such holder’s right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Notes. The principal amount of all Notes that are the subject of a Tax Prepayment Acceptance Notice together with interest accrued thereon to the date of such prepayment shall become due and payable on such prepayment date.

No prepayment of the Notes pursuant to this Section 8.3 shall affect the obligation of the Company to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment. For purposes of this Section 8.3, any holder of more than one affected Note may act separately with respect to each affected Note so held (with the effect that a holder of more than one affected Note may accept such offer with respect to one or more affected Notes so held and reject such offer with respect to one or more other affected Notes so held).

The Company may not offer to prepay or prepay Notes pursuant to this Section 8.3 (a) if a Default or Event of Default then exists, (b) until the Company shall have taken commercially reasonable steps to mitigate the requirement to make the related Additional Payments or (c) if the obligation to make such Additional Payments directly results or resulted from actions taken by the Company or any Subsidiary (other than actions required to be taken under applicable Laws), and any Tax Prepayment Notice given pursuant to this Section 8.3 shall certify to the foregoing and describe such mitigation steps, if any.

For purposes of this Section 8.3: “Additional Payments” means additional amounts required to be paid to a holder of any Note pursuant to Section 13 by reason of a Change in Tax Law; and a “Change in Tax Law” means (individually or collectively with one or more prior changes) (i) an amendment to, or change in, any law, treaty, rule or regulation of Canada after the date of the Closing, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation after the date of the Closing, which amendment or change is in force and continuing and meets the opinion and certification requirements described below or (ii) in the case of any other jurisdiction that becomes a Taxing Jurisdiction after the date of the Original Note Agreement, an amendment to, or change in, any law, treaty, rule or regulation of such jurisdiction, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation, in any case after such jurisdiction shall have become a Taxing Jurisdiction, which amendment or change is in force and continuing and meets such opinion and certification requirements. No such amendment or change shall constitute a Change in Tax Law unless the same would in the opinion of the Company (which shall be evidenced by an Officer’s Certificate of the Company and supported by a written opinion of counsel having recognized expertise in the field of taxation in the Taxing Jurisdiction, both of which shall be delivered to all holders of the Notes prior to or concurrently with the Tax Prepayment Notice in respect of such Change in Tax Law) affect the deduction or require the withholding of any Tax imposed by such Taxing Jurisdiction on any payment payable on the Notes.

8.4 Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts of all Notes not theretofore called for prepayment.

All prepayments pursuant to Sections 8.3 and 8.8 shall be applied as therein provided.

8.5 Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and the applicable Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6 Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7 Make-Whole Amount.

The term “Series EE Make-Whole Amount” means, with respect to any Series EE Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Series EE Make-Whole Amount may not in any event be less than zero. For the purposes of determining the Series EE Make-Whole Amount, the following terms have the following meanings:

“Applicable Percentage” means [REDACTED]% ([REDACTED] Basis Points).

“Called Principal” means, with respect to any such Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any such Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any such Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by (i) the yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to two decimal places) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to two decimal places) that will elapse between the Settlement Date with respect to such Called Principal and the Applicable Maturity Date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to the Applicable Maturity Date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.8 Prepayment Offer Without Make-Whole on Change in Control.

(a) Notice of Change in Control. The Company will, within 5 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. Such notice shall refer to this Section 8.8, shall contain and constitute an offer to prepay Notes as described in Section 8.8(b) and shall be accompanied by the certificate described in Section 8.8(e).

(b) Offer to Prepay Notes. The offer to prepay Notes contemplated by 8.8(a) shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”), which date shall be not less than 30 Business Days and not more than 120 Business Days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th Business Day after the date of such offer).

(c) Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company not later than 15 Business Days after receipt by such holder of the most recent offer of prepayment, but in any event at least 10 Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute a rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, but without the applicable Make-Whole Amounts or other premium.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, signed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.

(f) Certain Definitions.

(i) “Change in Control” means any circumstance arising after the date of the Original Note Agreement in which a Person or a combination of Persons, acting jointly or in concert (within the meaning of Multi-Lateral Instrument 62 104 — Take-Over Bids and Issuer Bids of the Canadian Securities Administrator), acquires Equity Interests of the Company which, in either case, together with all other such Equity Interests held by such Persons, constitute in the aggregate more than 35% of all outstanding Equity Interests of the Company (regardless of whether such Person or Persons are owned or controlled by the same Persons which owned or controlled such Equity Interests).

(ii) “Equity Interests” means in the case of a corporation, shares of capital stock of any class or series, including warrants, rights, participating interests or options to purchase or otherwise acquire any class or series of capital stock or securities exchangeable for or convertible into any class or series of capital stock, and in the case of any other Person or entity shall mean any class or series of partnership interests, units, membership interests or like interests constituting equity, and in the case of each of the foregoing, any part or portion thereof or participation in any of the foregoing.

8.9 [REDACTED]

9.	AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1 Compliance with Law.

Without limiting Section 10.3, the Company will, and will cause each Restricted Subsidiary to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2 Insurance.

The Company will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3 Maintenance of Properties.

Subject to Section 10.2 and 10.11, the Company will, and will cause each Restricted Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4 Payment of Taxes and Claims.

The Company will, and will cause each Restricted Subsidiary to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Restricted Subsidiary, provided that none of the Company or any Restricted Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5 Legal Existence, Etc.

Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.2 and 10.11, the Company will, and will cause each Restricted Subsidiary to, at all times preserve and keep in full force and effect the existence of each Restricted Subsidiary (unless merged into the Company or another Restricted Subsidiary) and all rights and franchises of the Company and each Restricted Subsidiary unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6 Books and Records.

The Company will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

9.7 Priority of Obligations.

The Company will ensure that, at all times prior to the Security Release Date:

(a) its payment obligations under this Agreement and the Notes rank pari passu, without preference or priority, with its obligations under the Bank Facility, the Other Note Agreements and all other senior secured Indebtedness of the Company, other than Indebtedness secured by Permitted Encumbrances which under applicable Laws ranks in priority thereto; and

(b) each Subsidiary Guarantor’s payment obligations under its Subsidiary Guarantee rank pari passu, without preference or priority, with its obligations in respect of the Bank Facility, the Other Note Agreements and all other senior secured Indebtedness of such Subsidiary Guarantor, other than Indebtedness secured by Permitted Encumbrances which under applicable Laws ranks in priority thereto.

9.8 [Reserved].

9.9 Designation of Restricted Subsidiaries.

The Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary and may designate any Restricted Subsidiary as an Unrestricted Subsidiary by providing to the holders of Notes a Notice of Designation in the form attached hereto as Exhibit 9.9; provided that:

(a) no Default or Event of Default (including as determined by a Current Financial Covenant Testing) will exist immediately following such designation, and the Company shall have provided an Officer’s Certificate to that effect at the time it provides such notice;

(b) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary and after giving effect thereto, all existing Liens of such Restricted Subsidiary so designated shall be permitted within the applicable limitations of Section 10.4, notwithstanding that any such Lien may have existed as of the date of the Original Note Agreement;

(c) in the case of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and after giving effect thereto, (i) such Unrestricted Subsidiary so designated shall not, directly or indirectly, own any Indebtedness or Capital Stock of the Company or any Restricted Subsidiary, and (ii) such designation shall be deemed to be a sale by the Company of the assets of the Restricted Subsidiary so designated, and must be permitted under Section 10.11;

(d) if required by Section 9.10, each Restricted Subsidiary shall forthwith become a Subsidiary Guarantor;

(e) any Restricted Subsidiary that was previously designated as an Unrestricted Subsidiary shall not be redesignated as a Restricted Subsidiary if a Default or Event of Default (including as determined by a Current Financial Covenant Testing) exists immediately prior to such designation; and

(f) any Unrestricted Subsidiary that was previously designated as an Restricted Subsidiary shall not be redesignated as a Unrestricted Subsidiary if a Default or Event of Default (including as determined by a Current Financial Covenant Testing) exists immediately prior to such designation.

9.10 Subsidiary Guarantees.

The Company will cause each Subsidiary of the Company (other than any Subsidiary which already is a Subsidiary Guarantor) that hereafter becomes a borrower or a guarantor under the Bank Facility, concurrently therewith to enter into and become a party to a Subsidiary Guarantee, and within three Business Days thereafter, to deliver to each holder of a Note the following:

(a) the Subsidiary Guarantee and the Security Documents (as provided in Section 9.15), or applicable joinders thereto;

(b) a certificate signed by the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, a Vice President or another authorized officer of such Subsidiary Guarantor making representations and warranties to the effect of those contained in Sections 5.1, 5.2, 5.6 and 5.7 but with respect to such Subsidiary Guarantor and its Subsidiary Guarantee and the Security Documents to which it is a party, and, if relevant under applicable Laws to the provision of the Subsidiary Guarantee, a certificate confirming the solvency of the Subsidiary Guarantor;

(c) such documents and evidence with respect to such Subsidiary Guarantor as the Required Holders may reasonably request in order to establish the existence and good standing of such Subsidiary Guarantor and the authorization of the transactions contemplated by the Subsidiary Guarantee and Security Documents to which such Subsidiary Guarantor is a party; and

(d) a favorable legal opinion of independent legal counsel satisfactory to the Required Holders to the effect that the Subsidiary Guarantee and Security Documents to which such Subsidiary Guarantor is a party have been duly authorized, executed and delivered and constitutes the legal, valid and binding obligations of such Subsidiary Guarantor enforceable in accordance with their terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

If any such Subsidiary Guarantor subsequently ceases to be a borrower or a guarantor under the Bank Facility (other than as a result of the Bank Facility reaching its scheduled maturity date without renewal and provided that, on the date such Subsidiary Guarantor ceases to be a borrower or guarantor under the Bank Facility, the Liens encumbering assets of such Subsidiary Guarantor created by the Security Documents have been released and discharged in accordance with Section 9.15(g)), then the Company may require the holders of Notes to release such Subsidiary from its Subsidiary Guarantee and any Security Document to which it is a party upon giving 5 Business Days written notice thereof to the holders of Notes together with confirmation of the foregoing reasonably satisfactory to the holders of Notes, whereupon such Subsidiary shall cease to be a Subsidiary Guarantor hereunder and any Lien granted by it pursuant to the Security Documents shall be released and discharged (and the Company may take any additional steps and actions it deems necessary to discharge corresponding Lien registrations and filings), provided that at the time of such notice and the effective date of such release as provided below, and immediately after giving effect thereto, and to such Subsidiary ceasing to be a Subsidiary Guarantor, no Default or Event of Default (including as determined by a Current Financial Covenant Testing) exists or would exist, and the Company shall have provided an Officer’s Certificate to such effect at the time it provides such notice, with the information (including detailed calculations) required in order to establish same. Upon compliance with the requirements of the preceding sentence, the Subsidiary Guarantee of such Subsidiary shall be deemed to be released and terminated, and any Lien granted by it pursuant to the Security Documents shall be deemed to be released and discharged, as at the expiry of such 5 Business Day period (unless sooner terminated by all the holders of Notes).

9.11 Subordination Agreements.

The Company will cause each Affiliate (a “Subordinating Person”) that hereafter subordinates any obligations owed to such Subordinating Person by the Company or any Subsidiary Guarantor in favor of any obligations owed by the Company or any Subsidiary Guarantor under the Bank Facility, to concurrently therewith enter into a subordination agreement on the same terms in favor of the holders of the Notes, and within three Business Days thereafter, the Company shall deliver to each holder of a Note the following:

(a) such subordination agreement;

(b) if the Subordinating Person is a Subsidiary of the Company, a certificate signed by the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, a Vice President or another authorized officer of such Subsidiary making representations and warranties to the effect of those contained in Sections 5.1, 5.2, 5.6 and 5.7, but with respect to such Subordinating Person and its subordination agreement;

(c) if the Subordinating Person is a Subsidiary of the Company, such documents and evidence with respect to such Subordinating Person as the Required Holders may reasonably request in order to establish the existence and good standing of such Subordinating Person and the authorization of the transactions contemplated by its subordination agreement; and

(d) if the Subordinating Person is a Subsidiary of the Company, an opinion of independent counsel satisfactory to the Required Holders to the effect that such subordination agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of such Subordinating Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

9.12 Matching Bank Facility Liens.

If at any time the Company or any Subsidiary provides a Lien to or for the benefit of the lenders under the Bank Facility, then the Company will (if it has provided such a Lien), and will cause each of its Subsidiaries that has provided such Lien to, concurrently grant to or for the benefit of the holders of Notes a similar first priority Lien (subject only to Liens permitted by each of the Bank Facility and Section 10.4, and ranking pari passu with the Liens provided to or for the benefit of the lenders under such Bank Facility), over the same assets, property and undertaking of the Company and each such Subsidiary as those encumbered in respect of the Bank Facility, in form and substance satisfactory to the holders of Notes, acting reasonably, with such security to be subject to the Intercreditor Agreement.

9.13 Partnership.

For so long as the Partnership is a Restricted Subsidiary, the Company will ensure that at all times the partners in the Partnership will consist only of the Company and one or more Restricted Subsidiaries.

9.14 Ownership of the Company and Restricted Subsidiaries.

The Company will ensure that at all times the Company and each Restricted Subsidiary, or their respective successors as permitted by Section 10.2, are directly or indirectly wholly-owned Subsidiaries of the Company, or are Joint Venture Development Entities.

9.15 Security Prior to Security Release Date.

(a) From and after May 22, 2015 until the Security Release Date, the Company will provide (or cause to be provided) to the Collateral Agent, for and on behalf of, inter alios, the holders of Notes, as continuing security for the Obligations, a debenture from the Company and the Subsidiary Guarantors creating a Lien in favor of the Collateral Agent in respect of all their present and after-acquired property, assets and undertaking and a floating charge over all present and future owned real property (the “Security”).

(b) The Security shall be in form and substance satisfactory to the Requisite Secured Parties in their sole discretion. The Requisite Secured Parties, acting reasonably, may require that any Security Document be governed by the Laws of the jurisdiction in which the property in which a Lien is created pursuant to such Security Document is located. The Security Documents shall be registered by the Company or the Subsidiary Guarantors, as applicable, where necessary or desirable to record and perfect the Liens created thereby, as determined by the Requisite Secured Parties in their sole discretion, and if the Company or any Subsidiary Guarantor does not so register the Security Documents as requested, any holder of Notes may do the same (the cost of which will be borne by the Company).

(c) The Company will cause to be delivered to the Collateral Agent and each holder of Notes the results of all applicable searches in respect of the Company and the Subsidiary Guarantors in the applicable jurisdictions as well as the opinions of solicitors for the Company and the Subsidiary Guarantors regarding their corporate status, the due authorization, execution and delivery of the Security Documents provided by them, the creation of the Liens pursuant to the Security Documents and all registrations in respect of the Security Documents, and the validity and enforceability of such Security Documents; all such opinions to be in form and substance satisfactory to the Required Holders and their counsel.

(d) The Company will and will cause each Subsidiary Guarantor to execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Personal Property Security Act (Alberta) and Land Titles Act (Alberta) and other financing statements, registering the Security at any land titles or land registry offices or under the Mines and Mineral Act (Alberta) or any similar registry in any other applicable jurisdiction, and filing any other notices, mortgages, deeds of trust and caveats (or the equivalent statements in any other jurisdiction)) that may from time to time be required under applicable Laws, or that the Collateral Agent or the Requisite Secured Parties may reasonably request, in order to effectuate the transactions contemplated by the Financing Agreements and in order to grant, preserve, protect and perfect the validity, enforceability and priority of the Liens created or intended to be created by the Security Documents. For the avoidance of doubt, the Requisite Secured Parties and the Collateral Agent shall have the right to require the Company and each Subsidiary Guarantor to amend or supplement any Security Documents or related registrations to the extent necessary to reflect any changes in applicable Laws (or the interpretation thereof) or any directives, rules or procedures related thereto, whether arising as a result of statutory amendments, court decisions or otherwise, and whether occurring prior to or subsequent to the date hereof.

(e) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor shall be required (and neither the holders of Notes nor the Collateral Agent shall be entitled) to effect any fixed charge registrations against any real property (including for certainty, registering the Security at any land titles or land registry offices or under the Mines and Mineral Act (Alberta) or any similar registry in any other applicable jurisdiction unless an Event of Default has occurred and is continuing except as otherwise set forth in the Intercreditor Agreement). After an Event of Default has occurred and is continuing, from time to time upon the request of the Collateral Agent or the Requisite Secured Parties, within ten Business Days of such request, the Company shall, at the Company’s sole cost and expense, execute and deliver, and shall cause each Subsidiary Guarantor to execute and deliver, such additional or supplemental Security Documents as the Collateral Agent or the Requisite Secured Parties may reasonably request in order to ensure that all Collateral held by the Company and the Subsidiary Guarantors is validly subjected to first fixed charge Liens in favor of the Collateral Agent for the benefit of the holders of Notes, subject only to Permitted Encumbrances, and in connection therewith shall provide to the Collateral Agent a land schedule in form satisfactory to the Collateral Agent and the Requisite Secured Parties detailing all Collateral then held by the Company and the Subsidiary Guarantor (which shall include legal descriptions, crown lease numbers and issue dates, reserve numbers, zone restrictions, names of freehold lessors, and the interest of the Company and each Subsidiary Guarantor therein before and after payout of working interests and all royalties and burdens). The Company will pay all reasonable costs and expenses incurred by the Collateral Agent or any holder in connection with the preparation, execution, delivery and registration of all documents, agreements, instruments and registrations necessary or advisable to implement the provisions of this Section 9.15(e).

(f) The Company and its Subsidiary Guarantors shall not be discharged from the Subsidiary Guarantee except in accordance with the last paragraph of Section 9.10 or by a written release signed by all holders of Notes and the Liens in respect of the Security shall not be discharged and released except (A) in accordance with Section 9.15(g) and the Intercreditor Agreement or (B) in connection with a Disposition of assets permitted by Section 10.11, to the extent, but only to the extent, that such Liens encumber assets subject to such Disposition.

(g) The Liens created or intended to be created by the Security Documents in accordance with this Section 9.15 shall be fully released and discharged (and the Company may take any additional steps and actions it deems necessary to discharge any corresponding Liens registrations and filings), and the Security Documents shall be terminated and be of no further force and effect, upon the date when both of the following are satisfied (the “Security Release Date”):

(i) a date on which the Notes and the other Outstanding Notes have been paid in full, in cash; and

(ii) a date on which no Default or Event of Default has occurred and is continuing on such date and the Collateral subject to the Intercreditor Agreement is concurrently released by the lenders under the Bank Facility and the noteholders under each Other Note Agreement and the Intercreditor Agreement is concurrently terminated.

(h) Nothing contained herein or in the Security Documents now held or hereafter acquired by the holders, nor any act or omission of the Collateral Agent or the holders with respect to any such Security Documents, will in any way prejudice or affect the rights, remedies or powers of the holders with respect to any other Financing Agreement at any time held by them.

9.16 Material Adverse Claims.

The Company will, and will cause each Subsidiary Guarantor to, do all things necessary to defend and protect their property from all material adverse claims, and to maintain their property free therefrom, except for Permitted Encumbrances, where the failure to do so (a) in the opinion of the Required Holders and/or Collateral Agent, acting reasonably, threatens the actual or intended priority or validity of the Security Documents and the Liens created therein, as provided herein, in the Security Documents and in the Intercreditor Agreement, or (b) has had or would reasonably be expected to have a Material Adverse Effect.

9.17 Protection of Security.

The Company will, and will cause each Subsidiary Guarantor to, do all things reasonably requested by the Required Holders or the Collateral Agent to protect and maintain the validity and enforceability of the Security Documents and the first-ranking priority thereof, as contemplated herein and in the Intercreditor Agreement, in relation to other Persons.

9.18 [Reserved].

9.19 Hedging Plan.

The Company will comply with the Hedging Plan, as such plan may be amended from time to time with the approval of the Company’s board of directors (whether by amendment of such plan or the hedging policy adopted by the Company’s board of directors) and in a manner consistent with prudent management of risk related to volatility in prices of Petroleum Substances.

9.20 Most Favored Lender.

If, at any time after the Effective Date, the Bank Facility or any other agreement related to the Bank Facility is amended, supplemented, revised or modified in any way to include: (a) any one or more new covenants or events of default that are not provided for in the Financing Agreements taking into account the different relevant circumstance between the Bank Facility and the Financing Agreements, or (b) any one or more new covenants or events of default that are more restrictive, taken as a whole, than the same or similar covenants or events of default provided in this Agreement or the other Financing Agreements taking into account the different relevant circumstances between the Bank Facility and the Financing Agreements, then: (i) the Obsidian Parties shall promptly, and in any event within ten (10) days after entering into any such additional or more restrictive covenants or events of default so advise the holders of Notes in writing and (ii) such additional or more restrictive covenants or events of default shall be incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis. Thereafter, upon the request of the Required Holders, the Required Holders and the Company shall enter into an amendment to this Agreement evidencing the incorporation of such additional or more restrictive covenants or events of default, it being agreed that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation by reference described in clause (ii) of the immediately preceding sentence.

Notwithstanding the foregoing, provisions of the Bank Facility (or any document in respect thereof) that impose a limit on the amount of Indebtedness that may be incurred under this Agreement, shall not be subject to the requirements of the first paragraph of this Section 9.20.

If, prior to a Consensual Transaction, there is any increase in the margin applicable to any one or more loans outstanding under the Bank Facility above the margin in effect on the Effective Date or any fee or other compensation is paid or payable to the Lenders in connection with (x) an extension of the Revolving Period (as defined in the Bank Facility as in effect on the Effective Date) or (y) deferring a redetermination of the Borrowing Base (as defined in the Bank Facility as in effect on the Effective Date) or refraining from exercising a right to redetermine the Borrowing Base, then (a) in the case of an increase in such margin, the interest rate on the Notes shall increase by the same number of Basis Points as such margin has increased for the same period that such increase in the margin shall exist, and (b) in the case of any fee or other compensation, the equivalent of such fee or other compensation shall be given to the holders of Notes promptly, and in any event not more than five (5) Business Days after such consideration is given to the Lenders; provided, however, that fees payable to the Lenders under the Seventh Amending Agreement to the Bank Facility shall not be subject to the requirements of this Section 9.20.

10.	NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

10.1 Transactions with Affiliates.

The Company will not, and will not permit any Restricted Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Restricted Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2 Merger, Consolidation, Etc.

The Company will not, and will not permit any Restricted Subsidiary to, merge, amalgamate, consolidate, liquidate or wind-up into or with another Person other than a wholly-owned Subsidiary of the Company, subject to compliance with Section 9.10.

10.3 Terrorism Sanctions Regulations.

The Company will not and will not permit any Controlled Entity to (a) become a Blocked Person or a Canadian Sanctions Designated Person; or (b) knowingly have any investments in or engage in any dealings or transactions with any Blocked Person or any Canadian Sanctions Designated Person.

10.4 Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset of the Company or any Restricted Subsidiary, whether now owned or held or hereafter acquired, except for Permitted Encumbrances.

10.5 Consolidated Total Debt to Consolidated Total Capitalization.

The Company will not permit Consolidated Total Debt to exceed 75% of Consolidated Total Capitalization as at the end of any fiscal quarter of the Company.

10.6 [Reserved].

10.7 Priority Debt.

(a) At all times prior to the Security Release Date, the Company will not permit the Restricted Subsidiaries that are not Subsidiary Guarantors to have outstanding at any time Indebtedness which, in the aggregate for all such Restricted Subsidiaries, exceeds Cdn$[REDACTED]; provided that in respect of any such amount attributable to a Joint Venture Development Entity which is a Restricted Subsidiary, the full amount of such Indebtedness will be counted in determining compliance with this covenant irrespective of whether or not only a proportionate amount thereof may be attributable to the Company’s balance sheet on a consolidated basis under GAAP.

(b) At all times on and after the Security Release Date, the Company will not permit Priority Debt at any time to exceed [REDACTED]% of Consolidated Tangible Assets determined as of the last day of the most recently ended fiscal quarter of the Company.

10.8 Restricted Subsidiary Ownership of Assets.

(a) The Company will not at any time permit the Company and the Restricted Subsidiaries to directly own less than [REDACTED]% of Consolidated Tangible Assets.

(b) The Company will not, at any time prior to the Security Release Date, permit the Company and the Subsidiary Guarantors to own directly (and not, for the avoidance of doubt, through ownership of other Subsidiaries) less than [REDACTED]% of the Consolidated Tangible Assets; provided, for purposes of this paragraph (b) only, Consolidated Tangible Assets shall exclude any amount thereof attributable to the proportionate interest of the Company and the Subsidiary Guarantors in any Joint Venture Development Entity (which, for greater certainty, consists solely of Peace River), other than the portion of Consolidated Tangible Assets (if any) attributable to assets sold, assigned, contributed to or otherwise transferred to Peace River by the Company or any Subsidiary on or after May 22, 2015, regardless of whether the application of GAAP would provide for any contrary determination.

10.9 Line of Business.

The Company will not, and will not permit the Restricted Subsidiaries to, engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the business of the exploration, development, production, processing, refining, transportation and marketing of hydrocarbons and such other necessary or related activities as the Company deems advisable in order to conduct such business.

10.10 Limitation on Distributions.

The Company will not, and will not permit any Restricted Subsidiary to make any Distributions other than (a) any Distribution by the Company or a Restricted Subsidiary to another Obsidian Party that, in either case, owns the shares or Indebtedness thereof, (b) any Distribution made by Peace River in accordance with the Peace River Partnership Agreement so long as the Obsidian Parties are paid their ratable share thereof, and (c) any Distribution to the extent payable in common shares or other similar equity interests of the Company.

10.11 Sale of Assets.

(a) Except as permitted by Section 10.2, the Company will not, and will not permit a Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of (collectively, as further defined in clause (b) of this Section 10.11, a “Disposition”) any assets, in one or a series of transactions, to any Person, other than:

(i) Dispositions in the ordinary course of business;

(ii) Dispositions by a Restricted Subsidiary to the Company or a Restricted Subsidiary, as applicable, or by the Company to a Restricted Subsidiary; and

(iii) Dispositions not otherwise permitted by subclauses (i) and (ii) of this subclause (a), provided that

(A) the aggregate net book value of all assets so disposed of at any time after February 28, 2020 pursuant to this subclause (iii) does not exceed Cdn.$[REDACTED] and

(B) after giving effect to such transaction, no Default or Event of Default shall exist (including as determined by Current Financial Covenant Testing).

(b) For the avoidance of doubt, a “Disposition” shall include any sale of farmout interests, net profit interests, reversionary interests, overriding royalty interests, carried interests, pooling arrangements or other similar interests by the Company or any of its Restricted Subsidiaries.

10.12 Acquisitions.

The Company will not, and will not permit any Subsidiary to, purchase or otherwise acquire (by way of merger, amalgamation, acquisition, exchange or otherwise) (i) Voting Securities or other ownership interests of any Person or entity or (ii) any assets or property, which, in any case, would result in the LMR of the Company or such Subsidiary (in any Material Jurisdiction), on a pro forma basis after giving effect to such acquisition, being less than the lesser of (A) 2.00 and (B) the then current LMR of the Company or such Subsidiary in each Material Jurisdiction.

10.13 No Acquisition of Petroleum and Natural Gas Rights.

The Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of the Required Holders, purchase, acquire, lease, have assigned to any of them, assume the obligations in respect of, or be granted or have created in favor of any of them any in rem right or interest in, to or against, any P&NG Rights, by whatever means effected, other than the purchase, acquisition, leasing, assignment, assumption, granting or creation of P&NG Rights which have, in the aggregate, uninflated and undiscounted asset retirement obligations associated therewith of less than Cdn.$[REDACTED].

10.14 Material Investments.

The Company will not, and will not permit any Subsidiary to, make material investments or enter into ventures of a material nature which are outside the scope of their normal course of business.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note or any amount payable pursuant to Section 13 for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with (i) any term contained in Sections 7.1(d), 10.5 or 10.7 of this Agreement or (ii) any provision incorporated herein pursuant to Section 9.20 beyond the period of grace, if any, provided for the breach of such provision in the Bank Facility or other agreement related thereto; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), 11(b) or 11(c)) or in any other Financing Agreement or (ii) any Restricted Subsidiary defaults in the performance of or compliance with any term in any Financing Agreement and, in any case, such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of the Company or any Restricted Subsidiary or by any officer of the Company or any Restricted Subsidiary in this Agreement or in any other Financing Agreement or in any other writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; and

(i) the circumstances giving rise to the incorrect representation or warranty are not capable of modification or rectification (such that the representation or warranty would be correct); or

(ii) the circumstances giving rise to the incorrect representation or warranty are capable of modification or rectification (such that the representation or warranty would be correct), and the representation or warranty remains incorrect or misleading for a period of 30 days after such incorrect representation or warranty was made; or

(f) (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (including any Convertible Debentures) that is outstanding in an aggregate principal amount of at least Cdn.$[REDACTED] or [REDACTED]% of Consolidated Total Capitalization, whichever is greater (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness (including any Convertible Debentures) in an aggregate outstanding principal amount of at least Cdn.$[REDACTED] or [REDACTED]% of Consolidated Total Capitalization, whichever is greater (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness (including any Convertible Debentures) to convert such Indebtedness into Equity Interests), (1) the Company or any Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least Cdn.$[REDACTED] or [REDACTED]% of Consolidated Total Capitalization, whichever is greater (or its equivalent in the relevant currency of payment), or (2) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Indebtedness; or

(g) the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, receiver-manager, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Restricted Subsidiary, a custodian, receiver, receiver-manager, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Restricted Subsidiary, or any such petition shall be filed against the Company or any Restricted Subsidiary and such petition shall not be dismissed within 60 days; or

(i) any event occurs with respect to the Company or any Restricted Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or 11(h); or

(j) a final judgment or judgments for the payment of money aggregating in excess of Cdn.$[REDACTED] or [REDACTED]% of Consolidated Total Capitalization, whichever is greater (or its equivalent in the relevant currency of payment) are rendered against one or more of the Company or any Restricted Subsidiary and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k) any Financing Agreement shall cease to be a legal, valid and binding agreement enforceable against the Company or any Restricted Subsidiary which is a party thereto in any material respect in accordance with the respective terms thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide in any material respect the respective rights, titles, interest, remedies, powers or privileges intended to be created thereby including, without limitation, a determination by any Governmental Authority or court that such Financing Agreement is invalid, void or unenforceable in any material respect or any party thereto shall contest or deny the validity or enforceability of any of its obligations under such Financing Agreement; or

(l) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the sum of (x) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, plus (y) the amount (if any) by which the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, shall exceed Cdn.$25,000,000 (or its equivalent in the relevant currency of payment), (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) the Company or any Restricted Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Restricted Subsidiary thereunder, (vii) the Company or any Restricted Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable Laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up or (viii) the Company or any Restricted Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(m) any of the Security Documents ceases to be valid or enforceable, or ceases to provide for or otherwise constitute a first-ranking Lien having priority over all other Liens encumbering the assets of the Company or any Subsidiary Guarantor (subject to the terms of the Intercreditor Agreement and to any Permitted Encumbrances that under applicable Law rank in priority thereto) and the Company shall have failed or shall have failed to cause the applicable Subsidiary Guarantor to remedy such default within 10 Business Days of becoming aware of such fact and, if applicable, being provided by the Collateral Agent with any documentation required to be executed to remedy such default; or

(n) if a “Notice of Actionable Default” (as such term is defined in the Intercreditor Agreement) has been delivered to the Collateral Agent in accordance with the Intercreditor Agreement and such notice, and any directions therein, has not been rescinded or cancelled.

12.	REMEDIES ON DEFAULT, ETC.

12.1 Acceleration.

(a) If an Event of Default with respect to the Company described in Sections 11(g), 11(h) or 11(i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause

(i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or 11(b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, without limitation, interest accrued thereon at the applicable rate specified in the Notes during an Event of Default) and (y) the Make-Whole Amount or the Protective Claim Amount, as applicable (as specified in the next succeeding sentence of this paragraph), determined in respect of such principal amount (to the full extent permitted by applicable Laws), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that (i) the Make-Whole Amount shall be payable if the Notes are payable pursuant to this Section 12.1 in any circumstance where a Consensual Transaction has occurred and (ii) the Protective Claim Amount shall be payable if the Notes are payable pursuant to this Section 12.1 prior to the occurrence of a Consensual Transaction. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount or Protective Claim Amount, as the case may be, by the Company in the event that the Notes are repaid as provided in the preceding sentence is intended to provide compensation for the deprivation of such right under such circumstances.

“Crystallized Make-Whole Amount” means $[REDACTED] in the aggregate for all Series EE Notes and, in respect of any Series EE Note, means a ratable share of such amount based on the principal amount of such Series EE Note as a percentage of the aggregate principal amount of all Series EE Notes, in each case at the time the Crystallized Make-Whole Amount is payable.

“Protective Claim Amount” means, in respect of any Series EE Note, the sum of (a) the Crystallized Make-Whole Amount in respect of such Series EE Note plus (b) interest at 2% per annum on such Crystallized Make-Whole Amount and on the principal amount of such Series EE Note accrued during the period from and including March 13, 2020 to but excluding the date of payment in full of such Protective Claim Amount and principal.

12.2 Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3 Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or 12.1(c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable Laws) any overdue interest in respect of the Notes, at the applicable rate specified in the Notes during an Event of Default, (b) neither the Company nor any other Person shall have paid any amounts that have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4 No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	TAX INDEMNIFICATION.

All payments whatsoever under the Financing Agreements will be made by the Company and the Subsidiary Guarantors free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Company or the Subsidiary Guarantors under the Financing Agreements, the Company or the Subsidiary Guarantors, as applicable, will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of the Financing Agreements after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of the Financing Agreements before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(a) any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including, without limitation, such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company or the Subsidiary Guarantor, after the date of the Original Note Agreement, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of the Financing Agreements are made to, the Taxing Jurisdiction imposing the relevant Tax;

(b) any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof);

(c) any amount in excess of the amount of tax that would be payable if the holder was a resident of the United States of America for the purpose of the Canada-U.S. Income Tax Convention (1980), as amended;

(d) any Tax that would not have been imposed but for the holder not dealing at arm’s length with the Company for the purposes of the Tax Act; or

(e) any combination of clauses (a), (b), (c) or (d) above.

If as a result of any payment by the Company or a Subsidiary Guarantor under the Financing Agreements, whether in respect of principal, Make-Whole Amounts (if any), Protective Claim Amount, interest, interest on overdue interest, fees or other payment obligations, any holder of a Note is required to pay tax under Part XIII of the Tax Act, then the Company or applicable Subsidiary Guarantor will, upon demand by such holder of any Note, indemnify the holder for the payment of any such amount, together with any interest, penalties and expenses in connection therewith, and for any Taxes on such indemnity payment provided that no indemnification payment shall be required to be made in respect of a Tax described in clauses (a), (b), (c), (d) or (e) of the previous paragraph. All amounts payable under this paragraph shall be payable by the Company or applicable Subsidiary Guarantor on demand, shall, if paid in respect of interest, be a payment of additional interest, and shall bear interest at the Default Rate, calculated from the date demanded by such holder to the date paid by the Company or applicable Subsidiary Guarantor.

By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company all such forms, certificates, documents and returns provided to such holder by the Company (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of an applicable tax treaty between the United States and such Taxing Jurisdiction, and (y) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

If any payment is made by the Company to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by the Company pursuant to this Section 13, then, if such holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the Company such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

The Company will furnish the holders of Notes with the original tax receipt issued to the Company for all amounts paid as Tax in respect of any amount paid under a Financing Agreement within the time period specified under the relevant Law (or if such original tax receipt is not available or must legally be kept in the possession of the Company, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

If the Company is required by any applicable Laws, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Company would be required to pay any additional amount under this Section 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then the Company will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Company) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

If the Company makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company, subject, however, to the same limitations with respect to Forms as are set forth above.

The obligations of the Company under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes.

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1 Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then

(a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

14.2 Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other details for notices of each transferee of such Note or part thereof) within ten Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note of the same series. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1EE. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than U.S.$250,000 provided that (i) a Note originally issued in an amount less than U.S.$250,000 may be transferred in such original amount, and (ii) if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than U.S.$250,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

14.3 Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(c)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least Cdn.$50,000,000 (or its equivalent in the relevant currency) or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15.	PAYMENTS ON NOTES.

15.1 Place of Payment.

Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, Protective Claim Amount, and interest becoming due and payable on the Notes shall be made in Calgary, Alberta at the principal office of the Company. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either (i) the principal office of the Company in the United States of America or (ii) the principal office of a bank or trust company in the United States of America.

15.2 Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, Protective Claim Amount and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, plus any wiring fees applicable to wire transfers of funds, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

16.	EXPENSES, ETC.

16.1 Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of the Financing Agreements

(whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) review of any events or transactions contemplated by Sections 7.1(l), 7.1(m), 7.1(n), 7.1(p), 9.9, 9.10, 9.11, 9.12, 10.2, 10.11 and 23, (b) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under the Financing Agreements or in responding to any subpoena or other legal process or informal investigative demand issued in connection with the Financing Agreements, or by reason of being a holder of any Note, (c) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Restricted Subsidiary or in connection with any work-out or restructuring of the transactions contemplated by the Financing Agreements and (d) the reasonable costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

16.2 Certain Taxes.

The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of the Financing Agreements or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States of America or Canada or of any amendment of, or waiver or consent under or with respect to, the Financing Agreements, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 16, and will save each holder of a Note to the extent permitted by applicable Laws harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

16.3 Survival.

The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of the Financing Agreements, and the termination of this Agreement.

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of the Financing Agreements, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company or any Subsidiary pursuant to the Financing Agreements shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, the Financing Agreements embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

18.	AMENDMENT AND WAIVER.

18.1 Requirements.

This Agreement, the Notes and the other Financing Agreements may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 22, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the applicable Make-Whole Amount or Protective Claim Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (iii) amend Section 8, 11(a), 11(b), 12, 13, 18, 21 or 23.10, or (iv) amend any provision of the Subordination Agreement, a Subsidiary Guarantee or any Lien granted to the holders of Notes pursuant to Section 9.12 or otherwise.

18.2 Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

18.3 Binding Effect, Etc.

Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

18.4 Notes Held by Company, Etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any other Financing Agreements, or have directed the taking of any action provided herein or therein to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

19.	NOTICES; ENGLISH LANGUAGE.

Except to the extent expressly provided otherwise in Sections 7.1(a) and 7.1(c), all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized international commercial delivery service (charges prepaid), (b) by a recognized international commercial delivery service (with charges prepaid), or (c) with respect to notices to a Purchaser or holder, unless such Purchaser or holders otherwise notifies the Company, by e-mail to an e-mail address provided by such Purchaser or holder to the Company from time to time. Any such notice must be sent:

(a) if to a Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(b) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(c) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English.

The Purchaser acknowledges and confirms that it has requested that all documents evidencing or relating in any way to the sale of the Notes be drawn up in the English language only.

20.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable Laws, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 21, “Confidential Information” means all information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys, auditors and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) any organization or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio (including the NAIC or the SVO or, in each case, any similar organization), or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 21.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 21, this Section 21 shall not be amended thereby and, as between such holder and the Company, this Section 21 shall supersede any such other confidentiality undertaking.

22.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

23.	MISCELLANEOUS.

23.1 Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

23.2 Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.5 that notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount, or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

23.3 Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP. If GAAP is changed such that shareholders’ equity of the Company as shown on the consolidated balance sheet of the Company as at the date hereof is recharacterized as a non-equity item, then Consolidated Shareholders’ Equity will be determined on the basis of GAAP as in effect immediately prior to such recharacterization and, for certainty, such shareholders’ equity as so recharacterized shall not be included as part of Consolidated Total Debt. In addition, if GAAP is changed to reclassify operating leases to capital leases subsequent to the date of the Original Note Agreement, then the accounting treatment of all such leases will be determined based on GAAP in effect immediately prior to such reclassification.

For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Debt using fair value (as permitted by Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39, or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

23.4 Changes in GAAP.

(a) If the Company or the Required Holders determine at any time that any amount required to be determined hereunder would be materially different if such amount were determined in accordance with:

(i) GAAP applied by the Company in respect of its financial statements on the date hereof (“Old GAAP”), rather than

(ii) GAAP subsequently in effect in Canada and applied by the Company in respect of its financial statements and utilized for purposes of determining such amount, then written notice of such determination shall be delivered by the Company to the holders, in the case of a determination by the Company, or by the Required Holders to the Company and the other holders, in the case of a determination by the Required Holders.

(b) If the Company adopts a change in an accounting policy in the preparation of its financial statements in order to conform to accounting recommendations, guidelines, or similar pronouncements, or legislative requirements, and such change could reasonably be expected to adversely affect (i) the rights of, or the protections afforded to, the holders hereunder or (ii) the position of either the Company or of the holders hereunder, the Company shall so notify the holders, describing the nature of the change and its effect on the current and immediately prior year’s financial statements in accordance with Old GAAP and in detail sufficient for the holders to make the determination required of them in the following sentence. If either the Company or the Required Holders determine at any time that such change in accounting policy results in an adverse change either (A) in the rights of, or protections afforded to, the holders intended to be derived, or provided for, hereunder or (B) in the position of either the Company or of the holders hereunder, written notice of such determination shall be delivered by the Company to the holders, in the case of a determination by the Company, or by the Required Holders to the Company and the other holders, in the case of a determination by the Required Holders.

(c) The written notice to be provided pursuant to Section 23.4(a) or Section 23.4(b) by the Company or the holders (as the case may be) shall include a proposal with respect to the change in Old GAAP or such change in accounting policy, as the case may be, on how to preserve and protect the intended rights of, or protections afforded to, the holders on the date hereof or the position of the Company or the holders (as the case may be) and thereafter the Company and the holders shall in good faith negotiate to execute and deliver an amendment or amendments to this Agreement in order to preserve and protect the intended rights of, or protections afforded to, the holders on the date hereof or the position of the Company or the holders (as the case may be); provided that, until this Agreement has been amended in accordance with the foregoing, then for all purposes hereof, the applicable changes from Old GAAP or in accounting (as the case may be) shall be disregarded hereunder and any amount required to be determined hereunder shall, nevertheless, continue to be determined under Old GAAP and the Company’s prior accounting policy. For the purposes of this Section 23.4(c), the Company and the holders acknowledge that the amendment or amendments to this Agreement are to provide substantially the same rights and protections to the holders as is intended by this Agreement on the date hereof. Until the Company and the Required Holders mutually agree (in their respective sole discretions, without any obligation to so agree) on such amendment or amendments to the Agreement, the Company shall continue to determine amounts required under this Agreement in accordance with Old GAAP and, for all purposes hereof, the applicable changes from Old GAAP or in accounting (as the case may be) shall be disregarded hereunder and any amount required to be determined hereunder shall, nevertheless, continue to be determined under Old GAAP and the Company’s prior accounting policy.

23.5 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.6 Construction, Etc.

Each covenant contained herein shall be construed (absent any express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 14, (b) subject to Section 23.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

23.7 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.8 Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the Province of Alberta excluding choice of law principles of the law of such Province that would permit the application of the laws of a jurisdiction other than such Province.

23.9 Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Alberta over any suit, action or proceeding arising out of or relating to the Financing Agreements. To the fullest extent permitted by applicable Laws, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company agrees, to the fullest extent permitted by applicable Laws, that a final judgment in any suit, action or proceeding of the nature referred to in Section 23.9(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the Province of Alberta (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) Nothing in this Section 23.9 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

23.10 Obligation to Make Payment in Applicable Currency.

(a) Payment Currency. Principal, interest, Make-Whole Amount and Protective Claim Amount on the Series EE Notes shall be payable in U.S. dollars. Unless otherwise specified herein, all other amounts payable under this Agreement shall be payable in U.S. dollars.

(b) U.S. Dollars. Any payment on account of an amount that is payable under the Financing Agreements in U.S. dollars which is made to or for the account of any holder of Notes in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the obligation of the Company under the Financing Agreements only to the extent of the amount of U.S. dollars which such holder purchases or could purchase in the foreign exchange markets in New York, New York, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the Business Day following receipt of the payment first referred to above. If the amount of U.S. dollars so purchased or that could be purchased is less than the amount of U.S. dollars originally due to such holder, the Company agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in the Financing Agreements, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under the Financing Agreements or under any judgment or order.

23.11 Interest.

(a) In respect of any overdue amounts hereunder or under the Notes where no provision is made herein or therein for payment of interest thereon, the Company shall pay interest on such overdue amounts on demand, calculated from the date such unpaid amount is due until such unpaid amount is paid in full, at the Default Rate.

(b) In no event shall any interest or fee to be paid hereunder or under a Note exceed the maximum rate permitted by applicable Laws. In the event any such interest rate or fee exceeds such maximum rate, such rate shall be adjusted downward to the highest rate (expressed as a percentage per annum) or fee that the parties could validly have agreed to by contract on the date hereof under applicable Laws. It is further agreed that any excess actually received by a holder of a Note shall be credited against the principal of the Notes (or, if the principal shall have been or would thereby be paid in full, the remaining amount shall be credited or paid to the Company).

(c) All interest (including interest on overdue interest) payable by the Company hereunder and under the Notes shall accrue from day to day, computed as provided herein, and shall be payable after as well as before maturity, demand, default and judgment.

(d) Interest on the Notes shall be computed on the basis of a 360-day year of 12 30-day months. Solely for purposes of the Interest Act (Canada), the yearly rate of interest to which interest calculated for a period of less than one year on the basis of a year of 360 days consisting of 12 30-day periods is equivalent is such rate of interest multiplied by a fraction of which (i) the numerator is the product of (A) the actual number of days in the year commencing on the first day of such period, multiplied by (B) the sum of (y) the product of 30 multiplied by the number of complete months elapsed in such period and (z) the actual number of days elapsed in any incomplete month in such period; and (ii) the denominator is the product of (a) 360 multiplied by (b) the actual number of days in such period.

(e) The theory of “deemed reinvestment” shall not apply to the computation of interest and no allowance, reduction or deduction shall be made for the deemed reinvestment of interest in respect of any payments. Calculation of interest shall be made using the nominal rate method, and not the effective rate method, of calculation.

(f) To the extent permitted by law, Section 6 of the Judgment Interest Act (Alberta) is hereby waived and shall not apply to this Agreement or the Notes.

(g) The interest payment due on the day prior to the maturity date of each Note shall include one additional days’ interest, calculated as if such interest due date was such final maturity date.

23.12 Changes to LMR.

If (a) as a result of any change in any applicable Laws, rule, policy, regulation, order or directive, any applicable Energy Regulator ceases to use a liability management (or equivalent) rating as a means of determining whether a corporation is in compliance with such regulator’s abandonment and reclamation policies, regulations and directives in any one or more Material Jurisdiction, (b) the method of calculation of any LMR changes in any material manner in any Material Jurisdiction, or (c) if the threshold for which (i) license transfers of regulated properties shall be permitted under an Energy Regulator’s licensee liability regime in any Material Jurisdiction changes in any material respect or (ii) any security deposits will be required to be provided to the applicable Energy Regulator changes in any material respect, then, in any such case, the Company and the Required Holders shall enter into good faith discussions with a view to determining a comparable rating system or threshold, as applicable, to replace the concept of LMR as set forth herein that is, at such time, broadly accepted as the prevailing market practice for such regulation in the applicable Material Jurisdiction, with the intent of having the respective positions of the holders of Notes and the Company after such change conform as nearly as possible to their respective positions immediately prior to such change; provided that, until any such agreement is reached, the LMR shall continue to be calculated as if no such change had occurred. Upon the Company and the Required Holders agreeing on such methodology for determining LMR and the thresholds set forth herein, the Company and the holders of Notes shall enter into documentation to amend the provisions hereof to refer to such rate and make all other adjustments incidental thereto. The Company and the holders of Notes agree that such amendment shall require the consent of each of the holders of Notes notwithstanding anything to the contrary set out herein.

*     *     *     *     *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

OBSIDIAN ENERGY LTD.

By:	(signed) “Peter D. Scott”
Name:	Peter D. Scott
Title:	Senior Vice President and
Chief Financial Officer

By:
Name:
Title:

Amended and Restated 2011 Note Purchase Agreement

Obsidian Energy Ltd.

Accepted and agreed to as of the date thereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	(signed) [Name Redacted]
Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management Japan Co., Ltd., as Investment Manager

By:	PGIM, Inc., as Sub-Adviser

	By:	(signed) [Name Redacted]
Vice President

FARMERS NEW WORLD LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as
its General Partner)

	By:	(signed) [Name Redacted]
Vice President

MTL INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	(signed) [Name Redacted]
Vice President

Amended and Restated 2011 Note Purchase Agreement

Obsidian Energy Ltd.

Schedule A

PURCHASER SCHEDULES

PRINCIPAL AMOUNT
NAME AND ADDRESS (INCLUDING STATE/PROVINCE)	OF SERIES EE NOTES
OF PURCHASER	TO BE PURCHASED

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	U.S.$6,500,000
c/o Prudential Private Capital-CPW 655 Broad Street, Floor 16S
Newark, NJ 07102

Payments:

All payments on account of the Notes shall be made by wire transfer of immediately available funds for credit to:

Bank:	JPMorgan Chase Bank New York, NY

ABA #:	021-000-021

Acct. Name:	Prudential Managed Portfolio

Account No.:	P86188 (please do not include spaces)

Re:	“Obsidian Energy Ltd., 4.79% Series EE Senior Guaranteed Notes due November 30, 2021, Security No. INV10875, PPN# 707887 C#0” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

All notices and communications to be addressed to:

The Prudential Insurance Company of America

c/o Prudential Private Capital – Corporate and Project Workout

655 Broad Street, Floor 16S

Newark, NJ 07102

Attention: Paul Procyk

Paul.procyk@prudential.com

cpw@prudential.com

and for all notices relating solely to scheduled principal and interest payments to:

The Prudential Insurance Company of America

c/o PGIM, Inc.

Prudential Tower

655 Broad Street

14th Floor - South Tower

Newark, NJ 07102

Attention: PIM Private Accounting Processing Team

Email: Pim.Private.Accounting.Processing.Team@prudential.com

Schedule A – 1

Address for Physical Delivery of Notes:

PGIM, Inc.

655 Broad Street

14th Floor - South Tower

Newark, NJ 07102

Attention: Trade Management Manager

Tax Identification No.: 22-1211670

Schedule A – 2

INFORMATION RELATING TO PURCHASERS

PRINCIPAL AMOUNT
NAME AND ADDRESS (INCLUDING STATE/PROVINCE)	OF SERIES EE NOTES
OF PURCHASER	TO BE PURCHASED

GIBRALTAR LIFE INSURANCE CO., LTD.	U.S.$18,500,000
c/o Prudential Private Placement Investors, L.P. c/o Prudential Private Capital-CPW 655 Broad Street, Floor 16S
Newark, NJ 07102

Payments:

All principal, interest and Make-Whole Amount payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Bank:	JPMorgan Chase Bank New York, NY

ABA #:	021-000-021

Acct. Name:	GIB Private Placement USD

Account No.:	P86406 (please do not include spaces)

Re:	“Obsidian Energy Ltd., 4.79% Series EE Senior Guaranteed Notes due November 30, 2021, Security No. INV10875, PPN# 707887 C#0” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

All payments, other than principal, interest or Make-Whole Amount, on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

Bank:	JPMorgan Chase Bank New York, NY

ABA #:	021-000-021

Acct. Name:	Prudential International Insurance Service Company-Gibraltar

Account No.:	304695548

Re:	“Obsidian Energy Ltd., 4.79% Series EE Senior Guaranteed Notes due November 30, 2021, Security No. INV10875, PPN# 707887 C#0” and the due date and application (i.e., type of fee) of the payment being made.

All notices regarding payments to be addressed to:

The Gibraltar Life Insurance Co., Ltd.

2-13-10, Nagatacho

Chiyoda-ku, Tokyo 100-8953, Japan

E-mail: Mizuho.Matsumoto@gib-life.co.jp

Attention: Mizuho Matsumoto, Vice President of Investment Operations Team

All other communications and notices to be addressed to:

The Gibraltar Life Insurance Co., Ltd.

Schedule A – 3

c/o Prudential Private Capital – Corporate and Project Workout

655 Broad Street, Floor 16S

Newark, NJ 07102

Attention: Paul Procyk

Paul.procyk@prudential.com

cpw@prudential.com

and for all notices relating solely to scheduled principal and interest payments to:

The Gibraltar Life Insurance Co., Ltd.

c/o PGIM, Inc.

Prudential Tower

655 Broad Street

14th Floor - South Tower

Newark, NJ 07102

Attention: PIM Private Accounting Processing Team

Email: Pim.Private.Accounting.Processing.Team@prudential.com

Address for Physical Delivery of Notes:

PGIM, Inc.

655 Broad Street

14th Floor - South Tower

Newark, NJ 07102

Attention: Trade Management Manager

Tax Identification No.: 98-0408643

Schedule A – 4

INFORMATION RELATING TO PURCHASERS

PRINCIPAL AMOUNT
NAME AND ADDRESS (INCLUDING STATE/PROVINCE)	OF SERIES EE NOTES
OF PURCHASER	TO BE PURCHASED

FARMERS NEW WORLD LIFE INSURANCE COMPANY	U.S.$10,000,000
c/o Prudential Private Placement Investors, L.P. c/o Prudential Private Capital-CPW 655 Broad Street, Floor 16S
Newark, NJ 07102

Payments:

All payments on account of the Notes shall be made by wire transfer of immediately available funds for credit to:

Bank:	JPMorgan Chase Bank

New York, NY

ABA #:	021000021

Acct. Name:	9009000200

Acct. No:	SSG Private Income Processing

For further credit to	Account P58834 Farmers NWL

Re:	“Obsidian Energy Ltd., 4.79% Series EE Senior Guaranteed Notes due November 30, 2021, PPN# 707887 C#0” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

All notices and communications to be addressed to:

Prudential Private Placement Investors, L.P.

c/o Prudential Private Capital – Corporate and Project Workout

655 Broad Street, Floor 16S

Newark, NJ 07102

Attention: Paul Procyk

Paul.procyk@prudential.com

cpw@prudential.com

and for all notices relating solely to scheduled principal and interest payments and written confirmations of wire transfers to:

investment.accounting@farmersinsurance.com

or

Farmers Insurance Company

Attention: Investment Accounting Team

4680 Wilshire Blvd., 4th Floor

Los Angeles, CA 90010

Schedule A – 5

and

investments.operations@farmersinsurance.com

or

Farmers New World Life Insurance Company

Attention: Investment Operations Team

3003 77th Avenue Southeast, 5th Floor

Mercer Island, WA 98040-2837

Address for Physical Delivery of Notes:

JPMorgan Chase Bank, N.A.

4 Chase Metrotech Center, 3rd Floor

Brooklyn, NY 11245-0001

Attention: Physical Receive Department

Brian Cavanaugh

Telephone: (718) 242-0264

Please include in the cover letter accompanying the Notes a reference to the Purchaser’s account number (“P58834 – Farmers New World Life Private Placement”) and CUSIP information.

Send copy by nationwide overnight delivery service to:

PGIM, Inc.

655 Broad Street

14th Floor - South Tower

Newark, NJ 07102

Attention: Trade Management Manager

Tax Identification No.: 91-0335750

Schedule A – 6

INFORMATION RELATING TO PURCHASERS

PRINCIPAL AMOUNT
NAME AND ADDRESS (INCLUDING STATE/PROVINCE)	OF SERIES EE NOTES
OF PURCHASER	TO BE PURCHASED

MTL INSURANCE COMPANY	U.S.$3,000,000
c/o Prudential Private Capital-CPW 655 Broad Street, Floor 16S
Newark, NJ 07102

Payments:

All payments on account of the Notes shall be made by wire transfer of immediately available funds for credit to:

The Northern Trust Company

ABA # 071000152

Credit Wire Account # 5186061000

FFC: 26-32065/MTL Insurance Company - Prudential

Re:	“Obsidian Energy Ltd., 4.79% Series EE Senior Guaranteed Notes due November 30, 2021, PPN # 707887 C#0” and the due date and application (as among principal, interest and Make-Whole Amount) of the payment being made.

All notices regarding payments to be addressed to:

Prudential Private Capital – Corporate and Project Workout

655 Broad Street, Floor 16S

Newark, NJ 07102

Attention: Paul Procyk

Paul.procyk@prudential.com

cpw@prudential.com

and for all notices relating solely to scheduled principal and interest payments to:

Prudential Private Capital – Corporate and Project Workout

c/o PGIM, Inc.

Prudential Tower

655 Broad Street

14th Floor - South Tower

Newark, NJ 07102

Attention: PIM Private Accounting Processing Team

Email: Pim.Private.Accounting.Processing.Team@prudential.com

Address for Physical Delivery of Notes:

Northern Trust Co

Trade Securities Processing

801 South Canal Street

C1N

Chicago, IL 60607

Schedule A – 7

Please include in the cover letter accompanying the Notes a reference to the Purchaser’s account number (Mutual Trust Life Insurance Company-Prudential; Account Number: 26-32065).

Send copy by nationwide overnight delivery service to:

PGIM, Inc.

655 Broad Street

14th Floor - South Tower

Newark, NJ 07102

Attention: Trade Management Manager

Tax Identification No.: 36-1516780

Schedule A – 8

Schedule B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“ABCA” means the Alberta Business Corporations Act (Canada).

“Additional Payments” is defined in Section 8.3.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or Equity Interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or Equity Interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agent” means the Agent as defined in the Bank Facility.

“Agreement” means this Amended and Restated Note Purchase Agreement, dated as of March 27, 2020, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Annual Budget” is defined in Section 7.1(h).

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Applicable Maturity Date” means November 30, 2021.

“Approved Petroleum Engineer” means Sproule Associates Limited or any other nationally recognized independent petroleum engineers selected by the Company.

“Bank Facility” means the credit facility extended to the Company pursuant to that certain Amended and Restated Credit Agreement, dated May 18, 2019, by and among the Company, as borrower, the financial institutions and other persons party thereto, as Lenders, and Royal Bank of Canada, as administrative agent for the Lenders, as amended, restated, supplemented, modified, replaced, renewed or refinanced from time to time (except as otherwise provided herein).

“Banking Services Agreements” means agreements made between the Company or any other Obsidian Party and the Agent or a Lender or any of Agent’s Affiliates (as defined in the Bank Facility) in respect of cash management, payroll, pooling, netting, wire transfers, spot

Schedule B – 1

foreign exchange trading, or other banking services or made between the Company or any other Obsidian Party and an Affiliate of the Agent in respect of payment cards and credit cards; and “Banking Services Agreement” means any one of them as required by the context.

“Bankruptcy or Insolvency” is defined in the Intercreditor Agreement.

“Basis Point” means one one hundredth of a percent (0.01%).

“Blocked Person” is defined in Section 5.16(a).

“Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, Toronto, Ontario or Calgary, Alberta are required or authorized to be closed.

“Canadian dollars” or “Cdn.$” or “C$” means lawful money of Canada.

“Canadian Sanctions Designated Person” is defined in Section 5.16(e).

“Canetic Convertible Debentures” means the 6.5% convertible unsecured subordinated debentures maturing on December 31, 2011 issued pursuant to the Canetic Debenture Indenture, to a maximum of Cdn.$229,649,000 in principal amount.

“Canetic Debenture Indenture” means the trust indenture dated December 17, 2002 originally among Acclaim Energy Inc., Acclaim Energy Trust and Computershare Trust Company of Canada, as amended and supplemented to the date hereof.

“Capital Lease Obligations” means, for any Person, any payment obligation of such Person under an agreement for the lease or rental of or right to use property that, in accordance with GAAP (based on GAAP in effect on December 31, 2010) is required to be capitalized.

“CBCA” means the Canada Business Corporations Act (Canada).

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“Change in Control” is defined in Section 8.8(f).

“Change in Tax Law” is defined in Section 8.3.

“Closing” is defined in Section 3.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” is defined in the Intercreditor Agreement.

“Collateral Agent” is defined in the Intercreditor Agreement.

Schedule B – 2

“Company” means Obsidian Energy Ltd. (f/k/a Penn West Petroleum Ltd.), a corporation under the laws of Alberta or any successor that becomes such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 21.

“Consensual Transaction” means a transaction, whether by merger, amalgamation or otherwise, consented to by all holders of Outstanding Notes that is consummated outside a Bankruptcy or Insolvency (including, without limitation, a CCAA, CBCA or ABCA proceeding) and results in (a) a transfer of all or substantially all of the assets of the Company and its Subsidiaries to a Person or Persons or (b) Control of the Company and its Subsidiaries being transferred to a Person or Persons.

“Consolidated Senior Debt” means with respect to the Company and its Subsidiaries as of the date of any determination thereof, all indebtedness and obligations in respect of amounts borrowed which, in accordance with GAAP, on a consolidated basis, would be recorded in the Company’s consolidated financial statements (including the notes thereto), and in any event including, without duplication:

(a) the stated amount of letters of credit, letters of guarantee or surety bonds supporting obligations which would otherwise constitute Consolidated Senior Debt within the meaning of this definition;

(b) proceeds from any accounts receivable securitization program;

(c) obligations secured by any purchase money security interest (but excluding operating leases);

(d) Capital Lease Obligations;

(e) sale-leaseback obligations;

(f) obligations secured by any Lien existing on property owned, whether or not the obligations secured thereby will have been assumed; and

(g) guarantees in respect of obligations of another Person, including the types of obligations described in (a) through (f) above,

provided that the amount of “Consolidated Senior Debt” shall be adjusted by excluding, to the extent included, the amount of any Subordinated Debt and Convertible Debentures then outstanding.

“Consolidated Shareholders’ Equity” means with respect to the Company as of the date of any determination thereof, the shareholders’ equity as shown on the consolidated balance sheet of the Company, plus, to the extent not included in the foregoing, the amount of any Convertible Debentures issued by any of the Company and the Restricted Subsidiaries then outstanding.

Schedule B – 3

“Consolidated Tangible Assets” means with respect to the Company and its Subsidiaries as of the date of any determination thereof, the book value of its capital assets, net of any accumulated depreciation, intangible assets and minority interests, as shown on the consolidated balance sheet of the Company determined in accordance with GAAP.

“Consolidated Total Capitalization” means Consolidated Total Debt plus Consolidated Shareholders’ Equity.

“Consolidated Total Debt” means with respect to the Company and its Subsidiaries as of the date of any determination thereof, Consolidated Senior Debt plus consolidated Subordinated Debt.

“Control” is defined in the definition of “Affiliate”.

“Controlled Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Convertible Debentures” means any convertible subordinated debentures or notes issued by the Company or a Restricted Subsidiary which have all of the following characteristics:

(a) an initial final maturity or due date in respect of repayment of principal extending beyond the latest maturity date of any Note outstanding at the time such debentures or notes are created, incurred, assumed or guaranteed (the “Outside Maturity Date”);

(b) no scheduled or mandatory payment or repurchase of principal thereunder (other than acceleration following an event of default in regard thereto or payment which can be satisfied by the delivery of shares of the Company as contemplated in paragraph (f) of this definition and other than on a Change in Control by reason of the definition thereof in this Agreement) prior to the Outside Maturity Date;

(c) upon and during the continuance of an Event of Default or acceleration of the time for repayment of any Notes which has not been rescinded:

(i) all amounts payable in respect of principal, premium (if any) or interest under such debentures or notes are subordinate and junior in right of payment to all such Notes, accrued interest, Make-Whole Amounts and all other amounts owing under this Agreement to the holders of the Notes; and

(ii) no enforcement steps or enforcement proceedings may be commenced in respect of such debentures or notes;

(d) upon distribution of the assets of the Company or the Restricted Subsidiary, as applicable, on any dissolution, winding up, total liquidation or reorganization of such Person (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the

Schedule B – 4

benefit of creditors or any other marshalling of the assets and liabilities of such Person, or otherwise), all principal, accrued interest, Make-Whole Amounts and all other amounts owing under this Agreement shall first be paid in full, or provisions made for such payment, before any payment is made on account of principal, premium (if any) or interest payable in regard to such debentures or notes;

(e) the occurrence of a Default or Event of Default hereunder or the acceleration of the time for repayment of any of the Notes, accrued interest, Make-Whole Amounts and all other amounts owing under this Agreement or enforcement of the rights and remedies of the holders of the Notes hereunder or under any other Financing Agreement shall not in and of themselves:

(i) cause a default or event of default (with the passage of time or otherwise) under such debentures or notes or the indenture governing the same; or

(ii) cause or permit the obligations under such debentures or notes to be due and payable prior to the stated maturity thereof; and

(f) payments of interest or principal due and payable under such debentures or notes can be satisfied, at the option of the Company or the Restricted Subsidiary, as applicable, by delivering shares of the Company in accordance with the indenture or agreement governing such debentures or notes (whether such shares are received by the holders of such debentures or notes as payment or are sold by a trustee or representative under such indenture or agreement to provide cash for payment to holders of such debentures or note);

and provided that notwithstanding the foregoing definition, the Canetic Convertible Debentures as outstanding on the date hereof shall be deemed to be Convertible Debentures for all purposes of this Agreement as long as they continue to have the characteristics listed above, other than the requirement to have an initial maturity date which is later than the Outside Maturity Date.

“Crystallized Make-Whole Amount” is defined in Section 12.1.

“Current Financial Covenant Testing” means, as at any date of determination, a calculation of compliance with the covenants contained in Sections 10.5, 10.7, 10.8 and 10.11 using the amounts of Consolidated Total Debt, Consolidated Tangible Assets, Consolidated Total Capitalization, Consolidated Shareholders’ Equity, Consolidated Tangible Assets, Priority Debt and Subordinated Debt as at such date (after giving effect to the transaction or transactions that occasioned the requirement for such testing herein).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Series EE Notes and (ii) 2% over the rate of interest publicly announced by Citibank, N.A. in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

Schedule B – 5

“Disposition” is defined in Section 10.11.

“Distribution” means any:

(a) payment of any dividend or distribution on or in respect of any shares or units of any class in the capital of the Company or any Restricted Subsidiary (including any thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase);

(b) redemption, retraction, purchase or other acquisition or retirement, in whole or in part, of shares or units of any class in the capital of the Company or any Restricted Subsidiary (including any thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase);

(c) payment of principal, interest or other amounts in whole or in part, of any Indebtedness of the Company or any Restricted Subsidiary for borrowed money (including any Indebtedness incurred or assumed by the Company or any Restricted Subsidiary pursuant to a capital lease); whether made or paid in or for cash, property or both, or

(d) the transfer of any property for consideration of less than fair market value. “Effective Date” is defined in Section 1.2(d).

“Electronic Delivery” is defined in Section 7.1(a).

“Energy Regulator” means (a) with respect to Alberta, the Alberta Energy Regulator, (b) with respect to British Columbia, the BC Oil and Gas Commission, (c) with respect to Saskatchewan, the Saskatchewan Ministry of Energy and Resources, and (d) with respect to any other Material Jurisdiction, the regulatory body with responsibility for the oversight of environmental matters in the oil and gas industry in such jurisdiction; and in each case, together with any successor or replacement agency, department, ministry or commission thereto.

“Environmental Laws” means any and all federal, provincial, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Interests” is defined in Section 8.8(f).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

Schedule B – 6

“Financial Advisor” means GLC Advisors & Co., LLC and its successors as designated by the Required Holders.

“Financing Agreement” or “Financing Agreements” means this Agreement, the Notes, the Subsidiary Guarantee, the Subordination Agreement, the Security Documents, the Intercreditor Agreement and any agreement, instrument or other document pursuant to which any security is granted to or for the benefit of the holders of Notes pursuant to Section 9.12, as amended, restated, supplemented, modified or replaced from time to time.

“Forms” is defined in Section 13.

“GAAP” means generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in Canada.

“Governmental Authority” means

(a) the government of:

(i) the United States of America or Canada or any state, province or other political subdivision of any thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which , in accordance with applicable Laws, has jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“guarantee” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

Schedule B – 7

In any computation of the indebtedness or other liabilities of the obligor under any guarantee, the indebtedness or other obligations that are the subject of such guarantee shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable Laws, including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedging Agreements” is defined in the Bank Facility.

“Hedging Plan” means the Hedging Action Plan dated March 20, 2015, as supplemented by the Hedging Action Plan: Update to FTI dated April 30, 2015, which plan (a) complies with the hedging policy adopted by the board of directors of the Company and (b) has been delivered to the holders of the Notes on or prior to May 22, 2015, as such plan may be amended from time to time in accordance with the terms of Section 9.19.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.

“Imposed Taxes” is defined in Section 5.9(b).

“Indebtedness” means, with respect to any Person, indebtedness, excluding current trade payables incurred by such Person in the normal course of business, created, incurred, assumed or guaranteed by such Person, whether absolute or contingent and including any actual obligation of such Person arising in respect of any hedging transaction.

“Institutional Accredited Investor” means any commercial, investment or merchant bank, trust company, insurance company, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company with assets in excess of U.S.$5,000,000, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation), or any other Person, in each case that is also an institutional “accredited investor” (as such term is defined in Rule 501 (a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act, or any successor law, rule or regulation).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 2% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

Schedule B – 8

“Intercreditor Agreement” means that certain Collateral Agency Intercreditor Agreement, dated May 22, 2015, among, inter alios, Computershare Trust Company of Canada, as Collateral Agent, the Agent, the holders of the Outstanding Notes party thereto and each of the other parties from time to time signatory thereto, as amended, modified, supplemented or restated from time to time.

“Joint Venture Development Entity” means, as to the Company, any other Person in which the Company directly or indirectly owns 50% or more of the outstanding equity and voting interests of such Person, and another Person at arms’ length to the Company owns all of the remaining outstanding equity and voting interests, and either (A) the Company controls the Person, or (B) each of the two owners have equal voting rights in the Person such that neither owner controls the Person; provided that each of the following conditions is met:

(a) for the purposes of any determination of Priority Debt, the entire amount of the Indebtedness of the Joint Venture Development Entity is included as Indebtedness regardless of whether or not only a proportionate share thereof is attributable to the interest of the Company therein, or whether or not the application of GAAP would provide for any contrary determination;

(b) except as provided for in Section 10.8(b), for the purposes of all other financial determinations under this Agreement (including, without limitation, the covenants contained in Sections 10.5, 10.8(a) and 10.11 using the amounts of Consolidated Total Debt, Consolidated Tangible Assets, Consolidated Total Capitalization, Consolidated Shareholders’ Equity and Subordinated Debt), such determinations are made on the basis of proportionate accounting for the interest of the Company in the Joint Venture Development Entity, regardless of whether the application of GAAP would provide for any contrary determination;

(c) [reserved];

(d) unless it is a Restricted Subsidiary, the Joint Venture Development Entity is not at any time liable for any Indebtedness that would form part of Consolidated Total Debt other than Indebtedness for working capital purposes where the principal amount of the aggregate working capital Indebtedness of all Joint Venture Development Entities that are not Restricted Subsidiaries does not at any time exceed Cdn.$50,000,000 (for the purposes of this determination, the entire amount of the working capital Indebtedness of the Joint Venture Development Entities shall be included as Indebtedness regardless of whether or not only a proportionate share thereof is attributable to the interest of the Company therein, or whether or not the application of GAAP would provide for any contrary determination);

(e) all of the Company’s interest in each Joint Venture Development Entity that is a Restricted Subsidiary is either owned directly by the Company, or indirectly through Subsidiaries of the Company, each of which is at all relevant times a Restricted Subsidiary, or a combination thereof;

(f) a “Material Acquisition” does not include any acquisition by a Joint Venture Development Entity;

(g) the Company or any Restricted Subsidiary has not made any contributions of capital or other form of equity investment in any Joint Venture Development Entities other than:

Schedule B – 9

(i) (A) initial contributions of capital to all Joint Venture Development Entities consisting of assets (other than current assets not directly related to such contributed assets) of the Company or any Restricted Subsidiary with any such assets so contributed valued at the book value thereof (determined in accordance with GAAP as at the effective date of the contribution of the assets in question), not exceeding the greater of Cdn.$1,500,000,000 and 10% of Consolidated Tangible Assets (to a maximum of Cdn.$2,500,000,000 in the aggregate, and (B) any ongoing capital contributions of cash or cash equivalents by the Company or any Restricted Subsidiary to fund ongoing capital expenditures of Joint Venture Development Entities that are Restricted Subsidiaries, provided that such capital expenditures directly relate to the then existing oil and gas properties of such Joint Venture Development Entity or any oil and gas properties which are adjacent to, or in the same or similar geographical or geological area as, such then existing oil and gas properties which have been acquired by such Joint Venture Development Entity; and

(ii) contributions of capital made by the other owner of the Joint Venture Development Entity on behalf of the Company or any Restricted Subsidiary which are (A) are not funded or financed by the Company or any Restricted Subsidiary, (B) are not directly or indirectly supported by any form of financial assistance by the Company or any Restricted Subsidiary, and (C) do not give rise to any indebtedness of the Company or any Restricted Subsidiary; and

(h) concurrently with the delivery of the certificate required by Section 7.2(a), the Company completes and includes as part of such certificate the form of exhibit attached hereto as Exhibit A.

“June 2020 Fees” is defined in Section 8.9.

“Landlord” is defined in Section 1.2(d)(iv).

“Laws” means all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, any judgments, orders, writs, injunctions, decisions, directives, rulings, decrees and awards of any Administrative Body, and any policies, voluntary restraints, practices or guidelines of any Administrative Body, and including, any principles of common law and equity. For the purposes of this definition, “Administrative Body” means any domestic or foreign, national, federal, provincial, state, municipal or other local government or regulatory body and any division, agency, ministry, commission, board or authority or any quasi-governmental or private body exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing, and any domestic, foreign or international judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel acting under the authority of any of the foregoing.

“Lenders” is defined in the Bank Facility.

“Lien” means any mortgage, lien, pledge, charge (whether fixed or floating), security interest, title retention agreement, or other encumbrance of any kind, contingent or absolute but excludes operating leases, any contractual right of set-off created in the ordinary course of business and any writ of execution, or other similar instrument, arising from a judgment relating to the non-payment of indebtedness.

Schedule B – 10

“LMR” means, subject to Section 23.12, for any Material Jurisdiction, the environmental liability management rating (or equivalent) governing conventional upstream oil and gas wells, facilities, and pipelines for such jurisdiction, as determined in accordance with the rules and regulations of each applicable Material Jurisdiction and its Energy Regulator for the then relevant period, provided that any security deposits (in the form of cash, letters of credit or otherwise) provided to the applicable Energy Regulator will not be considered as part of the deemed assets used in such calculation for purposes of this definition.

“Make-Whole Amount” means the Series EE Make-Whole Amount.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole.

“Material Acquisition” means an acquisition by the Company or a Restricted Subsidiary of shares or other assets which increases Consolidated Tangible Assets by more than 10%.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial position, property or liabilities of the Company and the Subsidiaries taken as a whole, or (b) the ability of the Company and the Subsidiary Guarantors to perform their respective obligations under the Financing Agreements, or (c) the validity or enforceability of any material provision of any Financing Agreement.

“Material Jurisdiction” means each jurisdiction where the Obsidian Parties, in aggregate and at any time from to time to time, own or operate assets, property and undertaking with aggregate associated undiscounted and uniflated abandonment and reclamation liabilities (expressed in nominal dollars) exceeding Cdn.$15,000,000, which as of the date of the Original Note Agreement is the Province of Alberta.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Non-Recourse Debt” means any indebtedness or other obligations (including obligations secured by Purchase Money Security Interests), and guarantees, indemnities, endorsements (other than endorsements for collection in the ordinary course of business) or other contingent obligations in respect of obligations of another Person which, in each case, are incurred to finance the creation, developments, construction or acquisition of assets and any increases in or extensions, renewals or refunding of any such indebtedness, liabilities and obligations, provided that the recourse of the lender thereof or any agent, trustee, receiver or other Person acting on behalf of the lender in respect of such indebtedness, liabilities and obligations or any judgment in respect thereof is limited in all circumstances (other than in respect of false or misleading representations or warranties and customary indemnities provided with respect to such financings) to the assets created, developed, constructed or acquired in respect of which such indebtedness, liabilities and obligations has been incurred and to any receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral arising from or connected with the assets created, developed, constructed or acquired and to which the lender has recourse.

Schedule B – 11

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Noon Rate” means, in relation to the conversion (or notional conversion) of one currency into another currency, the spot rate of exchange for such conversion as quoted by the Bank of Canada (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions by Royal Bank of Canada in Toronto, Ontario in accordance with its normal practice) at approximately 12:00 noon (Toronto, Ontario time) on the Business Day that such conversion (or notional conversion) is to be made (or, if it is to be made before noon, then at approximately noon on the immediately preceding Business Day).

“Note Agreement (2007)” means the Note Purchase Agreement dated May 31, 2007 among the Company, as issuer, and the “Purchasers” parties thereto, as noteholders, providing for the issuance and sale by the Company of an aggregate U.S.$160,000,000 in 5.68% Series A Senior Guaranteed Notes due May 31, 2015, U.S.$155,000,000 in 5.80% Series B Senior Guaranteed Notes due May 31, 2017, U.S.$140,000,000 in 5.90% Series C Senior Guaranteed Notes due May 31, 2019 and U.S.$20,000,000 in 6.05% Series D Senior Guaranteed Notes due May 31, 2022, as amended, restated, supplemented, modified, replaced, renewed or refinanced from time to time.

“Note Agreement (2008-A)” means the Note Purchase Agreement dated May 29, 2008 among the Company, as issuer, and the “Purchasers” parties thereto, as noteholders, providing for the issuance and sale by the Company of an aggregate U.S.$152,500,000 in 6.12% Series E Senior Guaranteed Notes due May 29, 2016, U.S.$278,000,000 in 6.30% Series F Senior Guaranteed Notes due May 29, 2018, U.S.$49,500,000 in 6.40% Series G Senior Guaranteed Notes due May 29, 2020 and Cdn.$30,000,000 in 6.16% Series H Senior Guaranteed Notes due May 29, 2018, as amended, restated, supplemented, modified, replaced, renewed or refinanced from time to time.

“Note Agreement (2010-A)” means the Note Purchase Agreement dated March 16, 2010 among the Company, as issuer, and the “Purchasers” parties thereto, as noteholders, providing for the issuance and sale by the Company of an aggregate U.S.$27,500,000 in 4.53% Series Q Senior Guaranteed Notes due March 16, 2015, U.S. $65,000,000 in 5.29% Series R Senior Guaranteed Notes due March 16, 2017, U.S. $112,500,000 in 5.85% Series S Senior Guaranteed Notes due March 16, 2020, U.S. $25,000,000 in 5.95% Series T Senior Guaranteed Notes due March 16, 2022, U.S.20,000,000 in 6.10% Series U Senior Guaranteed Notes due March 16, 2025 and Cdn.$50,000,000 in 4.88% Series V Senior Guaranteed Notes due March 16, 2015, as amended, restated, supplemented, modified, replaced, renewed or refinanced from time to time.

Schedule B – 12

“Note Agreement (2010-B)” means the Note Purchase Agreement dated December 2, 2010 among the Company, as issuer, and the “Purchasers” parties thereto, as noteholders, providing for the issuance and sale by the Company of an aggregate U.S.$18,000,000 in 4.17% Series W Senior Guaranteed Notes due December 2, 2017, U.S. $84,000,000 in 4.88% Series X Senior Guaranteed Notes due December 2, 2020, U.S. $18,000,000 in 4.98% Series Y Senior Guaranteed Notes due December 2, 2022, U.S. $50,000,000 in 5.23% Series Z Senior Guaranteed Notes due December 2, 2025, Cdn.$10,000,000 in 4.44% Series AA Senior Guaranteed Notes due December 2, 2015 and Cdn.$50,000,000 in 5.38% Series BB Senior Guaranteed Notes due December 2, 2020, as amended, restated, supplemented, modified, replaced, renewed or refinanced from time to time.

“Notes” is defined in Section 1.2(b), except as used in Sections 2, 3, 4, 5, 6 or 22, “Notes” shall have the meaning as set forth in the Original Note Agreement.

“Obsidian Parties” means the Company and each Subsidiary.

“Obligations” means, at any time, all direct and indirect, contingent and absolute, obligations and liabilities of the Company and the Subsidiary Guarantors to the holders of Notes under or in connection with this Agreement and the other Financing Agreements at such time, specifically including, without limitation, all accrued and unpaid interest thereon, any Make-Whole Amounts, all indemnity obligations arising under this Agreement or any other Financing Agreement, all fees payable in connection with prepayments, and all other fees, expenses and other amounts payable pursuant to the Financing Agreements, except that if otherwise specified or required by the context, “Obligations” shall mean any portion of the foregoing.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.

“Office Lease” is defined in Section 1.2(d)(iv).

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Original Note Agreement” is defined in Section 1.1.

“Original Series EE Notes” is defined in Section 1.1.

“Other Note Agreements” means the Note Agreement (2007), the Note Agreement (2008-A), the Note Agreement (2010-A) and the Note Agreement (2010-B).

“Outside Maturity Date” is defined in the definition of Convertible Debenture.

Schedule B – 13

“Outstanding Notes” means the notes, from time to time, outstanding under this Agreement plus the notes issued and outstanding under the Other Note Agreements.

“P&NG Rights” means the entire right, title, estate and interest of the Company and the Restricted Subsidiaries (whether legal or beneficial, contingent or absolute, present or future) in and to all:

(a) rights to explore for, drill for, produce, take, save or market Petroleum Substances;

(b) rights to a share of the production of Petroleum Substances;

(c) rights to a share of the proceeds of, or to receive payments calculated by reference to the quantity or value of, the production of Petroleum Substances when produced;

(d) rights in lands or documents of title related thereto, including leases, subleases, licenses, permits, reservations, rights and privileges; and

(e) rights to acquire any of the above rights described in paragraphs (a) through (d) of this definition,

and includes interests and rights known as working interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests, economic interests and other interests; fractional or undivided interests in any of the foregoing; freehold, leasehold or other interests; and options in respect of the foregoing.

“Partnership” means Penn West Petroleum, a general partnership under the laws of Alberta, and its successors and permitted assigns.

“Payment” is defined in Section 5.9(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Peace River” means Peace River Oil Partnership, a partnership established under the laws of the Province of Alberta pursuant to the Peace River Partnership Agreement.

“Peace River Partnership Agreement” means the partnership agreement dated as of June 1, 2010, by and between Penn West Northern Harrier Partnership, PWSC and Winter Spark Resources, Inc., as initial partners.

“Permitted Encumbrances” means:

(a) undetermined or inchoate liens arising in the ordinary course of and incidental to construction or current operations which have not been filed pursuant to Law against any of the Company and the Restricted Subsidiaries in respect of which no steps or proceedings to enforce such lien have been initiated or which relate to obligations which are not due or delinquent or if due or delinquent, any lien which the Company or a Restricted Subsidiary is in good faith contesting if such contest involves no risk of loss of any material part of the property of the Company and the Restricted Subsidiaries taken as a whole;

Schedule B – 14

(b) liens incurred or created in the ordinary course of business and in accordance with sound industry practice in respect of the joint operation of oil and gas properties or related production or processing facilities as security in favor of any other Person conducting the development or operation of the property to which such liens relate, for any of the Company and the Restricted Subsidiaries’ portion of the costs and expenses of such development or operation, provided such costs or expenses are not due or delinquent or if due or delinquent, any lien which the Company or a Restricted Subsidiary is in good faith contesting if such contest involves no risk of loss of any material part of the property of the Company and the Restricted Subsidiaries taken as a whole;

(c) a sale or disposition of oil and gas properties resulting from any pooling or unit agreement entered into in the ordinary course of business when, in any of the Company’s and the Restricted Subsidiary’s reasonable judgment, it is necessary to do so in order to facilitate the orderly exploration, development or operation of such properties, provided that, the Company’s or Restricted Subsidiary’s resulting pooled or unitized interest is proportional (either on an acreage or reserve basis) to the interest contributed by it and is not materially less than the Company’s or Restricted Subsidiary’s interest in such oil and gas properties prior to such pooling or unitization and its obligations in respect thereof are not greater than its proportional share based on the interest acquired by it;

(d) to the extent a Lien is created or constituted thereby, farmout interests or overriding royalty interests, net profit interests, reversionary interests and carried interests in respect of any of the Company and the Restricted Subsidiaries’ oil and gas properties that are or were entered into with or granted to arm’s-length parties in accordance with sound industry practice and are otherwise not prohibited by this Agreement and, if applicable, the Security Documents and the Intercreditor Agreement;

(e) liens for penalties arising under non-participation provisions of operating agreements in respect of any of the Company and the Restricted Subsidiaries’ oil and gas properties, if such liens do not materially detract from the value of any material part of the property of the Company and the Restricted Subsidiaries taken as a whole;

(f) easements, rights-of-way, servitudes, zoning or other similar rights or restrictions in respect of land held by any of the Company and the Restricted Subsidiaries’ (including rights-of-way and servitudes for railways, sewers, drains, pipe lines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) which, either alone or in the aggregate, do not materially detract from the value of such land or materially impair its use in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(g) any lien or trust arising in connection with worker’s compensation, employment insurance, pension and employment laws;

Schedule B – 15

(h) the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise grant or permit acquired by any of the Company and the Restricted Subsidiaries, or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(i) all reservations in the original grant from the Crown of any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title;

(j) any right of first refusal in favor of any Person granted in the ordinary course of business with respect to all or any of the oil and gas properties of the Company and the Restricted Subsidiaries;

(k) any claim or Lien from time to time disclosed by the Company and the Restricted Subsidiaries to the holders of the Notes and which is consented to by the Required Holders;

(l) public and statutory liens not yet due and similar liens arising by operation of law;

(m) any Lien in favor of a landlord of leased real property in respect of the leasehold improvements made to, and other personal property of the tenant located on, such leased real property;

(n) Liens created by or pursuant to the Security Documents which for certainty secure obligations under the Bank Facility, this Agreement and the Other Note Agreements in accordance with the Intercreditor Agreement;

(o) prior to the Security Release Date and so long as the Intercreditor Agreement is in full force and effect, Liens securing obligations under the Bank Facility, Hedging Agreements or Banking Services Agreements which rank pari passu with the Liens securing the Notes;

(p) [reserved];

(q) at any time prior to the Security Release Date, Liens granted or assumed by the Company and the Restricted Subsidiaries in connection with Non-Recourse Debt, the interest of any Person under any Purchase Money Security Interest and any other Lien not referred to elsewhere in this definition provided that the aggregate amount secured by all of the Liens described in this paragraph (q) does not at any time exceed Cdn.$15,000,000; and

(r) following the Security Release Date only, other Liens not otherwise permitted by paragraphs (a) through (m) of this definition securing Indebtedness of the Company or a Restricted Subsidiary (excluding general Liens such as floating charges and general security agreements with respect to all or substantially all personal property), provided that at the time of the incurrence of any such Indebtedness, and at the time of creation of such Lien, and immediately after giving effect thereto, no Default or Event of Default would exist (including as determined by a Current Financial Covenant Testing, and in particular, Section 10.7).

Schedule B – 16

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Petroleum Substances” means petroleum, natural gas, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous, whether hydrocarbons or not, produced or producible in association with any of the foregoing.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Potential Transaction Counterparty” is defined in Section 7.1(m)(i).

“Priority Debt” means, without duplication, the sum of (a) all Indebtedness of the Company or a Restricted Subsidiary secured by Liens other than Liens permitted by paragraphs (a) through (q) of the definition of Permitted Encumbrances, and (b) all Indebtedness of any Subsidiary of the Company, excluding Qualified Subsidiary Debt.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” is defined in Section 8.8(b).

“Protective Claim Amount” is defined in Section 12.1.

“PTE” is defined in Section 6.2(a).

“Purchase Money Security Interest” means a Lien, whether given to a vendor, a Lender, or any other Person, securing Indebtedness assumed or incurred as, or to provide, all or part of the purchase price or other acquisition cost of property, other than working interests, royalty interests, overriding royalty interests, gross overriding interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests and other economic interests in respect of Petroleum Substances, which Lien is limited exclusively to such property.

“Purchaser” is defined in the first paragraph of this Agreement.

“PWSC” means Penn West Sandhill Crane Ltd., a corporation under the laws of Alberta, and its successors and permitted assigns.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Qualified Subsidiary Debt” means, without duplication:

Schedule B – 17

(a) Indebtedness of any Subsidiary Guarantor,

(b) Indebtedness of a Subsidiary owing to the Company or a Subsidiary Guarantor,

(c) Indebtedness of a Subsidiary which is not a Subsidiary Guarantor existing on the date of the Closing as set out in Schedule 5.15, and

(d) Indebtedness of a Subsidiary which is not a Subsidiary Guarantor existing on the date of the acquisition of such Subsidiary after the date of the Original Note Agreement, provided that such Indebtedness shall not have been incurred in contemplation of such Subsidiary being acquired and that immediately after giving effect to the acquisition of such Subsidiary, no Default or Event of Default would exist (including as determined by a Current Financial Covenant Testing);

provided that the Indebtedness in clauses (c) and (d) shall cease to be Qualified Subsidiary Debt under those clauses to the extent it is extended, refinanced or refunded.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Requisite Secured Parties” is defined in the Intercreditor Agreement.

“Reserve Report” means a detailed report prepared by an Approved Petroleum Engineer which report shall (a) set forth the reserves attributable to the P&NG Rights as of the date thereof, (b) be prepared in accordance with National Instrument 51-101 and (c) at a minimum, set forth for the Company and each Subsidiary Guarantor royalty interests outstanding with respect to any P&NG Rights, the location, quantity, and type of Petroleum Substances, the developed producing reserves, proved and developed non-producing reserves, proved and undeveloped reserves, and total proven reserves, and a projection of the rate of production and future net revenue therefrom, based on product price and cost escalation assumptions set forth therein and other information customarily obtained from and provided in such reports.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Subsidiary” means each Subsidiary of the Company.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security” is defined in Section 9.15(a).

Schedule B – 18

“Security Documents” means all security agreements, mortgages, control agreements, pledge agreements, debentures and other documents required to be provided to the holders of Notes pursuant to Section 9.15 and all other documents and agreements delivered by the Company and the other Subsidiary Guarantors to the holders of Notes or the Collateral Agent for the benefit of the holders of Notes from time to time as security for the payment and performance of the Obligations, and to create, perfect and give priority to the Security.

“Security Release Date” is defined in Section 9.15(g).

“Senior Financial Officer” means the Chief Financial Officer, Vice President Treasury and Compliance or Vice President Accounting and Reporting of the Company.

“Senior Indebtedness” means all indebtedness for borrowed money of the Company or any of its Subsidiaries which is not expressed to be subordinate or junior in rank to any other indebtedness for borrowed money of the Company or any of its Subsidiaries.

“Series CC Notes” is defined in Section 1.1.

“Series DD Notes” is defined in Section 1.1.

“Series EE Make-Whole Amount” is defined in Section 8.7.

“Series EE Notes” is defined in Section 1.2(b).

“Series FF Notes” is defined in Section 1.1.

“Seventh Amending Agreement to the Bank Facility” means the Seventh Amending Agreement to the Bank Facility, dated as of February 28, 2020, among the Company, Royal Bank of Canada as administrative agent for the lenders party thereto and the lenders party thereto.

“Subordinated Debt” means all indebtedness for borrowed money created, incurred, assumed or guaranteed by the Company or a Restricted Subsidiary and which is owing to a Person or Persons other than the Company or a Restricted Subsidiary, provided the holders of such debt enter into a subordination and postponement agreement with the holders of the Note, which indebtedness has all of the following characteristics:

(a) an initial final maturity in respect of repayment of principal extending beyond the Outside Maturity Date at the time such Subordinated Debt is created, incurred, assumed or guaranteed, except to the extent that the Subordinated Debt is incurred to fund all or a portion of the cost of a Material Acquisition;

(b) no scheduled cash principal payments thereunder prior to the Outside Maturity Date at the time such Subordinated Debt is created, incurred, assumed or guaranteed, except to the extent that the Subordinated Debt is incurred to fund all or a portion of the cost of a Material Acquisition;

(c) such indebtedness shall be unsecured;

Schedule B – 19

(d) upon the occurrence and during the continuance of any Default or Event of Default or the commencement of any proceedings in relation to dissolution, winding up, liquidation, receivership, insolvency or bankruptcy of the Company or a Restricted Subsidiary, as applicable, such indebtedness shall be postponed, subordinate and junior in right of payment to all payment obligations under this Agreement or any guarantee thereof;

(e) upon the occurrence of any Default or Event of Default, such indebtedness shall have a standstill period of not less than six months; and

(f) such indebtedness shall not have any covenants, events of default or other terms and conditions (except for pricing) which are more restrictive than those contained in this Agreement,

but does not in any event include Convertible Debentures.

“Subordinating Person” is defined in Section 9.11.

“Subordination Agreement” means a subordination agreement by each Restricted Subsidiary in favor of the holders of Notes, subordinating all present and future obligations owed to any of them from the Company and each Restricted Subsidiary that becomes a party thereto as a “Debtor Subsidiary” to all present and future obligations owed by the Company and the Subsidiary Guarantors to the holders of Notes, which shall be satisfactory in form and substance to the holders of Notes, as amended, restated, supplemented, modified or replaced from time to time.

“Subsidiary” means as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any trust or partnership if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such trust or partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantee” means a guarantee by the Subsidiaries of the Company referred to in Section 4.2(b) and each other Subsidiary of the Company that becomes a party thereto pursuant to this Agreement, guaranteeing the obligations of the Company under the Financing Agreements to each holder of a Note, which shall be satisfactory in form and substance to the holders of Notes, as amended, restated, supplemented, modified or replaced from time to time.

“Subsidiary Guarantor” means a Subsidiary of the Company that has executed and delivered a Subsidiary Guarantee to the holders of Notes, and in respect of which the holders of Notes have received a favorable legal opinion of counsel to the Company as to the due authorization, execution, delivery, legality, validity and enforceability of its obligations to the holders of Notes under the Subsidiary Guarantee, and that such obligations do not violate or conflict with any law, constating document or agreement to which it is a party or by which its assets are bound, nor violate any restrictions, if any, governing financial assistance (or similar restrictions in the applicable jurisdiction).

Schedule B – 20

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Tax Act” means the Income Tax Act (Canada).

“Tax Prepayment Acceptance Notice” is defined in Section 8.3.

“Tax Prepayment Notice” is defined in Section 8.3.

“Taxing Jurisdiction” is defined in Section 13.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is not a Restricted Subsidiary.

“Updated Cash Flow Projection” means the written report delivered by the Company to the holders of Notes summarizing (on a week by week basis) the Obsidian Parties’ 15 week cash flow, cash requirement projection and budget, such report to be in form and substance satisfactory to the holders, acting reasonably.

“U.S. dollars” or “U.S.$” means lawful money of the United States of America.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Securities” means securities in capital stock of any class of any corporation, partnership units in the case of a partnership, trust units in the case of a trust, or other evidence of ownership serving similar purposes, carrying voting rights under all circumstances, provided that, for the purposes of this definition, shares which only carry the right to vote conditionally on the happening of an event will not be considered Voting Securities, whether or not such event will have occurred, nor will any securities be deemed to cease to be Voting Securities solely by reason of a right to vote accruing to securities of another class or classes by reason of the happening of such event.

Schedule B – 21

Exhibit 1EE

[Form of Series EE Note]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND HAS NOT BEEN QUALIFIED UNDER ANY APPLICABLE CANADIAN SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE U.S. FEDERAL AND STATE SECURITIES LAWS, CANADIAN SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM. UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER NOVEMBER 30, 2011.

OBSIDIAN ENERGY LTD.

4.79% Series EE Senior Guaranteed Note Due November 30, 2021

No. EE- [_________ ]	[Date]
U.S.$[_________ ]	PPN # 707887 C#0[1]

FOR VALUE RECEIVED, the undersigned, OBSIDIAN ENERGY LTD. (herein called the “Company”), a corporation organized and existing under the laws of Alberta, hereby promises to pay to [__________], or registered assigns, the principal sum of

[____________________] UNITED STATES DOLLARS (or so much thereof as shall not have been prepaid) on the earlier of (i) November 30, 2021 or (ii) the last day of the Term Period (as defined in the Bank Facility (as in effect on the date of the Note Purchase Agreement, as defined below), as defined in the Note Purchase Agreement), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 4.79% per annum from the date hereof, payable semiannually, on the last day of November and May in each year, commencing with May 31, 2012, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Series EE Make-Whole Amount or Protective Claim Amount, as applicable, at a rate per annum from time to time equal to the greater of (1) 6.79% and (2) 2% over the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

[1]	NTD: Any Series EE Note issued in substitution for an Original Series EE Note should include the following PPN: 674482 B#0

Exhibit 1EE – 1

Interest on this Series EE Note shall be computed on the basis of a 360-day year of 12 30-day months. Solely for purpose of the Interest Act (Canada), the yearly rate of interest to which interest calculated for a period of less than one year on the basis of a year of 360 days consisting of twelve 30-day periods is equivalent is such rate of interest multiplied by a fraction of which (i) the numerator is the product of (A) the actual number of days in the year commencing on the first day of such period, multiplied by (B) the sum of (y) the product of 30 multiplied by the number of complete months elapsed in such period and (z) the actual number of days elapsed in any incomplete month in such period; and (ii) the denominator is the product of (a) 360 multiplied by (b) the actual number of days in such period. All interest payable by the Company hereunder shall accrue from day to day, computed as described herein and shall be payable after as well as before maturity, demand, default and judgment. The theory of “deemed reinvestment” shall not apply to the computation of interest hereunder and no allowance, reduction or deduction shall be made for the deemed reinvestment of interest in respect of any payments hereunder. Calculation of interest hereunder shall be made using the nominal rate method, and not the effective rate method, of calculation.

Payments of principal of, interest on and any Series EE Make-Whole Amount or Protective Claim Amount with respect to this Series EE Note are to be made in lawful money of the United States of America at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Series EE Note as provided in the Note Purchase Agreement referred to below.

This Series EE Note is one of a series of Senior Guaranteed Notes (herein called the “Series EE Notes”) issued pursuant to the Amended and Restated Note Purchase Agreement, dated as of March 27, 2020 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Series EE Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Series EE Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Series EE Note is a registered Series EE Note and, as provided in the Note Purchase Agreement, upon surrender of this Series EE Note for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Series EE Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Series EE Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Series EE Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

Exhibit 1EE – 2

If an Event of Default occurs and is continuing, the principal of this Series EE Note may be declared or otherwise become due and payable in the manner, at the price (including the Series EE Make-Whole Amount or the Protective Claim Amount, as applicable) and with the effect provided in the Note Purchase Agreement.

This Series EE Note is guaranteed pursuant to the Subsidiary Guarantee and reference is hereby made to such guarantee.

This Series EE Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Series EE Note shall be governed by, the law of the Province of Alberta excluding choice-of-law principles of the law of such Province that would permit the application of the laws of a jurisdiction other than such Province.

OBSIDIAN ENERGY LTD.

By:
Name:	Peter D. Scott
Title:	Senior Vice President and
Chief Financial Officer

By:
Name:
Title:

Exhibit 1EE – 3

Exhibit 9.9

Form of Notice of Designation

TO:	The holders of Series EE Notes of Obsidian Energy Ltd. (collectively, the “Notes”)

RE:	Amended and Restated Note Purchase Agreement dated as of March 27, 2020 (the “Note Purchase Agreement”)

1. Capitalized terms in this Certificate shall have the meanings set out in the Note Purchase Agreement.

2. [Pursuant to Section 9.9 of the Note Purchase Agreement, the Company hereby designates [Name of Subsidiary] (currently an Unrestricted Subsidiary) as a Restricted Subsidiary under and for the purposes of the Note Purchase Agreement and the other Financing Agreements.]

-or-

[Pursuant to Section 9.9 of the Note Purchase Agreement, the Company hereby designates [Name of Subsidiary] (currently a Restricted Subsidiary) as an Unrestricted Subsidiary under and for the purposes of the Note Purchase Agreement and the other Financing Agreements.]

3. No Default or Event of Default (including as determined by a Current Financial Covenant Testing) will exist immediately following such designation.

4. The Company is entitled pursuant to the terms of the Note Purchase Agreement to make the designation in this Certificate. In particular, [Name of Subsidiary] has not previously been the subject of any designation under Section 9.9 of the Note Purchase Agreement [except—provide relevant details].

5. The Restricted Subsidiaries and Unrestricted Subsidiaries under and for the purposes of the Note Purchase Agreement and the Financing Agreements as of the date hereof are as set forth in Exhibit A to this Certificate.

DATED this ____day of _______________.

OBSIDIAN ENERGY LTD.

By:
Name:
Title:

By:
Name:
Title:

Exhibit 9.9 – 1

Exhibit A to Notice of Designation

Restricted and Unrestricted Subsidiaries

Effective Date: •, 20•

Restricted Subsidiaries

[•]

Unrestricted Subsidiaries

[•]

Exhibit 9.9 – 2

Schedule 5.3

Additional Disclosure Materials

Annual Reports as posted on SEDAR or on the Company’s website.

Schedule 5.3 – 1

Schedule 5.4

Subsidiaries of the Company and Ownership of Subsidiaries

A.	Company Subsidiaries (Section 5.4(a))

Name	Jurisdiction of Formation	Designation	Ownership

Trocana Resources Inc.	Alberta	Restricted	100% owned by the Company

Penn West Petroleum	Alberta	Restricted	100% of the general partner interests owned by the Company Trocana, Sifton and Santiago

1295739 Alberta Ltd.	Alberta	Restricted	100% owned by the Company

Penn West Petroleum Inc.	Delaware	Restricted	100% owned by the Company

1329813 Alberta Ltd.	Alberta	Restricted	100% owned by the Company

1290775 Alberta ULC	Alberta	Restricted	100% owned by the Company

Canetic ABC Holdings Ltd.	Alberta	Restricted	100% owned by the Company

Canetic ABC Acquisitionco Ltd.	Alberta	Restricted	100% owned by Canetic ABC Holdings Ltd.

1262814 Alberta ULC	Alberta	Restricted	100% owned by Canetic ABC Acquisitionco Ltd.

Penn West PROP Limited Partnership	Alberta	Restricted	99.99% limited partner interest owned by the Company 0.01% general partner interest owned by Penn West PROP Holdco Ltd.

Upton Resources USA Inc.	Montana	Restricted	100% owned by the Penn West Petroleum Inc.

Schedule 5.4 – 1

Name	Jurisdiction of Formation	Designation	Ownership

Canetic Tech Holdco Inc.	Alberta	Restricted	100% owned by the Company

977291 Alberta Ltd.	Alberta	Restricted	100% owned by the Company

Penn West Reece Acquisition Ltd.	Alberta	Restricted	100% owned by the Company

Penn West Sandhill Crane Ltd.	Alberta	Restricted	100% owned by the Company

Penn West PROP Holdco Ltd.	Alberta	Restricted	100% owned by the Company

Penn West Northern Harrier Partnership	Alberta	Restricted	99.99% general partner interest owned by Penn West PROP Limited Partnership 0.01% general partner interest owned by Penn West Crane Sandhill Ltd.

Peace River Oil Partnership	Alberta	Restricted	54.99% general partner interest owned by Penn West Northern Harrier Partnership 0.01% general partner interest owned by Penn West Sandhill Crane Ltd. 45% general partner interest owned by an arm’s length third party

Sifton Energy Inc.	Alberta	Restricted	100% owned by Penn West Petroleum Ltd.

Penn West Santiago Ltd.	Alberta	Restricted	100% owned by Penn West Petroleum Ltd.

Schedule 5.4 – 2

B.	Affiliates of the Company, Other than Subsidiaries (Section 5.4(a))

Name	Jurisdiction of Formation	Ownership

Cynthia Gas Gathering Company Limited	Alberta	30.12% owned by the Company

Redwater Disposal Company Limited	Alberta	44.69% owned by the Company

C.	Amalgamations, Mergers or Consolidations since December 31, 2010 (Section 4.10)

Effective January 1, 2011:

The reorganization of the Penn West Energy Trust and its Subsidiaries on January 1, 2011, all as more fully described in the Plan of Arrangement as defined in the Arrangement Agreement dated November 10, 2010 among the Penn West Energy Trust, the Company and certain Subsidiaries of Penn West Energy Trust.

D.	Agreements Restricting the Payment of Dividends or Distributions out of Profits (Section 5.4(d))

The Bank Facility, the Note Agreement (2007), the Note Agreement (2008-A), the Note Agreement (2008-B), the Note Agreement (2009), the Note Agreement (2010-A) and the Note Agreement (2010-B) each contain a limitation on Distributions equivalent to that in Section 10.10 of this Agreement.

Schedule 5.4 – 3

Schedule 5.5

Financial Statements

Audited consolidated financial statements of Penn West Energy Trust for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, and unaudited consolidated quarterly financial statements of the Company for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011.

Schedule 5.5 – 1

Schedule 5.15

Existing Indebtedness And Liens

A.	Existing Indebtedness and Lien (Section 5.15(a))

Obligor	Obligee	Principal Amount	Collateral	Guarantors

[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]

[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]

[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]

[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]

[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]

[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]

[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]

[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]

[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]

B.	Agreements to Provide Liens (Section 5.15(b))

None

C.	Agreements Restricting the Incurrence of Indebtedness (Section 5.15(c))

1.	The Bank Facility

2.	The Note Agreement (2007)

3.	The Note Agreement (2008-A)

4.	The Note Agreement (2008-B)

5.	The Note Agreement (2009)

6.	The Note Agreement (2010-A)

7.	The Note Agreement (2010-B)

Schedule 5.15 – 1

Exhibit A

OPERATING JV DEVELOPMENT ENTITIES

Penn West Proportion in respect of each Joint Venture
Development Entity:
Name of Joint Venture Development Entity	Partners	Penn West Percentage Ownership	Restricted or Unrestricted?	Capital Contributions	Consolidated Total Debt	Consolidated Senior Debt	Consolidated EBITDA	Shareholders’ Equity	Consolidated Tangible Net Worth	Consolidated Tangible Assets
Total:

Exhibit A – 1